                                                As filed with the Securities and
                                         Exchange Commission on  _________, 1994
                                             Registration No. 33-_______________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             TRUSTMARK CORPORATION
               (Exact name of Registrant as specified in charter)

           MISSISSIPPI                         6712                   64-0471500
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)    Classification Code Number)     Identification No.)

                            248 East Capitol Street
                               Jackson, MS 39201
                                 (601) 354-5111
                         (Address, including Zip Code,
                     and telephone, including area code, of
                   Registrant's principal executive offices)

                                DAVID R. CARTER
                             TRUSTMARK CORPORATION
                            248 East Capitol Street
                           Jackson, Mississippi 39201
                                 (601) 949-6694
               (Name, address, including Zip Code, and telephone
               number, including area code, of agent for service)

                          Copies of communications to:

                              ROBERT D. DRINKWATER
                       BRUNINI, GRANTHAM, GROWER & HEWES
                                P. O. Drawer 119
                           Jackson, Mississippi 39205

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement

                        CALCULATION OF REGISTRATION FEE

                 TITLE                             PROPOSED
                 OF EACH                           MAXIMUM          PROPOSED
                 CLASS OF                          OFFERING         MAXIMUM         AMOUNT
                 SECURITIES       AMOUNT           PRICE            AGGREGATE       OF
                 TO BE            TO BE            PER              OFFERING        REGISTRATION
                 REGISTERED       REGISTERED (1)   UNIT (2)         PRICE (3)       FEE
                 ----------       --------------   --------         ---------       ------------
                 Common Stock     3,737,514        $13.58           $50,762,274     $17,505

(1)      Maximum number of shares issuable in connection with the mergers.
(2) Based on market value of FNFC shares and book value of TNB shares to be cancelled (Rule 457(f)(1), (2)).
(3)      Market value of FNFC shares and book value of TNB shares (Rule 457
         (f)(1), (2)).


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                             TRUSTMARK CORPORATION

                   Cross-Reference Sheet Showing Location in
                   Proxy Statement-Prospectus of Information
                         Required by Items of Form S-4

Form S-4
Item Heading              Location in Proxy Statement-Prospectus
- ------------              --------------------------------------
Item 1                    Facing Page of Registration Statement; Outside front cover of
                          Proxy Statement-Prospectus

Item 2                    Available Information; Incorporation of Certain Information by
                          Reference; Table of Contents

Item 3                    Summary

Item 4                    General Information - The Merger Agreement;  -Background of
                          and Reasons for the Merger; - Fairness Opinion; - Background of and Reasons
                          for the Conversion of Trustmark Bank Shares into Trustmark Shares;
                          - Accounting Treatment; - Federal Income Tax Consequences;
                          - Comparison of Rights of Shareholders

Item 5                    General Information - Pro Forma Financial Statements

Item 6                    General Information - Background of and Reasons for the Merger

Item 7                    NA

Item 8                    General Information - Legal Opinion

Item 9                    NA

Item 10                   Available Information; Incorporation of Certain Information by
                          Reference; Summary; General Information - Trustmark Corporation and
                          Trustmark National Bank

Item 11                   Incorporation of Certain Information by Reference

Item 12                   General Information - First National Financial Corporation and
                          First National Bank of Vicksburg

Item 13                   Incorporation of Certain Information by Reference

Item 14                   NA

Item 15                   Available Information; Incorporation of Certain Information by
                          Reference; Summary; General Information - First National Financial Corporation and
                          First National Bank of Vicksburg

Item 16                   See Items 12 and 13

Item 17                   NA

Item 18                   Incorporation of Certain Information By Reference; Summary;
                          General Information - First National Financial Corporation and First National Bank of Vicksburg;
                          - The Special Meeting; Voting; Proxies; Revocation;
                          - Rights of Dissenting Shareholders

Item 19                   NA

                                PROXY STATEMENT
                                       OF
                      FIRST NATIONAL FINANCIAL CORPORATION
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON ______________, 1994

                             INFORMATION STATEMENT
                                       OF
                            TRUSTMARK NATIONAL BANK
                            FOR THE SPECIAL MEETING
                             OF SHAREHOLDERS TO BE
                           HELD ON ___________, 1994

                                   PROSPECTUS
                                       OF
                             TRUSTMARK CORPORATION
                        Relating to 3,737,514 shares of
                                  COMMON STOCK



         This Proxy Statement-Prospectus is being furnished to the holders of shares of the common stock of First National Financial Corporation, a Mississippi corporation ("FNFC") in connection with the solicitation of proxies by the Board of Directors of FNFC for use at the special meeting of shareholders and any adjournment thereof (the "Special Meeting") to be held on ______________, 1994, at __________ o'clock __.m., local time, at the main office of First National Bank of Vicksburg, 1301 Washington Street, Vicksburg, Mississippi 39180. At the Special Meeting, the shareholders of FNFC will be asked to vote upon the proposed merger (the "Merger") of FNFC with and into Trustmark Corporation, a Mississippi corporation ("Trustmark") in connection with which each share of the outstanding common stock of FNFC will be converted into 2.59736 shares of the common stock of Trustmark and $.79363 in cash.

         This Proxy Statement-Prospectus is additionally being furnished as an Information Statement to the holders of shares of the common stock of Trustmark National Bank, a national banking association ("Trustmark Bank") in connection with Trustmark Bank's special meeting of shareholders and any adjournment thereof to be held on __________, 1994, at _____ o'clock ____.m., local time, in the Basement Floor Auditorium in the main office of Trustmark Bank, 248 E. Capitol Street, Jackson, Mississippi 39201. At the Trustmark Bank special meeting, the shareholders of Trustmark Bank will be asked to vote, among other things, upon the proposed consolidation of First National Bank of Vicksburg, a national banking association ("FNBV") with Trustmark Bank, under the charter of Trustmark Bank (the "Bank Merger"), in connection with which each share of the outstanding common stock of Trustmark Bank, other than shares held by Trustmark, will be converted into 13 shares of the common stock of Trustmark. The Merger and the Bank Merger are hereafter collectively referred to as the "Mergers."

         This Proxy Statement-Prospectus also constitutes the prospectus of Trustmark relating to (i) up to 3,600,000 shares of Trustmark common stock to be issued to FNFC's shareholders pursuant to the Merger, and (ii) 137,514 shares of Trustmark common stock to be issued to Trustmark Bank's shareholders, other than Trustmark, pursuant to the Bank Merger.

                      ____________________________________

         THE SHARES OF TRUSTMARK TO BE ISSUED PURSUANT TO THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ____________________________________

         The date of this Proxy Statement-Prospectus is ________, 1994.

                             AVAILABLE INFORMATION

         Trustmark and FNFC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). A Registration Statement on Form S-4 under the Securities Act of 1933, as amended, including this Proxy Statement-Prospectus, has been filed by Trustmark with the Commission with respect to the Trustmark common shares to be issued upon consummation of the Mergers. For further information pertaining to Trustmark and the shares of Trustmark to which this Proxy Statement-Prospectus relates, reference is made to such Registration Statement, including the Exhibits filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement-Prospectus. Copies of the Registration Statement as well as the reports, proxy statements and other information that Trustmark and FNFC have filed with the Commission can be obtained from the Commission at prescribed rates by addressing a written request for such copies to the Public Reference Section of the Commission at Room 2120, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, the reports, proxy statements and other information filed by Trustmark and FNFC with the Commission can be inspected and copied at the public reference facilities referred to above and at the regional offices of the Commission at:
Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New
York, New York 10048.   Trustmark's common shares are included for quotation on
the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ/NMS") and reports, proxy statements and other information concerning Trustmark are available for inspection and copying at the offices of the National Association of Securities Dealers, 1735 K Street, N.W. Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents relating to Trustmark and FNFC are available without charge upon request. Requests for copies of documents related to Trustmark should be directed to Trustmark Corporation, 248 East Capitol Street, Jackson, Mississippi 39201, ATTN: David
R. Carter, Telephone Number (601) 949-6694. Requests for copies of documents related to FNFC should be directed to First National Financial Corporation, 1301 Washington Street, Vicksburg, Mississippi 39180, Attn: William L. Ikerd, Controller. Telephone Number: (601) 631-3222. In order to ensure timely delivery of the documents, any request should be made at least five days prior to the date of the Special Meetings.

         The following documents filed by Trustmark with the Commission under
Section 13 of the Exchange Act are hereby incorporated by reference into this Proxy Statement-Prospectus: (i) Trustmark's Annual Report on Form 10-K for the year ended December 31, 1993; (ii) Trustmark's Proxy Statement in connection with its 1994 Annual Shareholders' Meeting; (iii) Trustmark's Quarterly Report on Form 10-Q for the period ended March 31, 1994; and (iv) the description of Trustmark's common stock contained in the registration of Trustmark's common stock filed pursuant to Section 12 of the Exchange Act, and all amendments thereto.

         All documents filed by Trustmark pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting are hereby incorporated by reference into this Proxy Statement-Prospectus and shall be deemed a part hereof from the date of filing of such documents.

         The following documents filed by FNFC with the Commission under
Section 13 of the Exchange Act are hereby incorporated by reference into this Proxy Statement-Prospectus: (i) FNFC's Annual Report on Form 10-K for the year ended December 31, 1993; (ii) FNFC's Proxy Statement in connection with its 1994 Annual Shareholders' Meeting; (iii) FNFC's Quarterly Report on Form 10-Q for the period ended March 31, 1994; and (iv) the description of FNFC's common stock contained in the registration of FNFC's common stock filed pursuant to
Section 12 of the Exchange Act, and all amendments thereto.

         All documents filed by FNFC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting are hereby incorporated by reference into this Proxy Statement-Prospectus and shall be deemed a part hereof from the date of filing of such documents.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement- Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy, in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Trustmark or FNFC since the date hereof.

         This Proxy Statement-Prospectus does not relate to any resales of Trustmark common stock received by any person upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement-Prospectus in connection with any such resale.

                               TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    iii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    iii

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
    The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
    The Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
    The Special Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
    Votes Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
    Boards of Directors' Recommendations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
    Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
    Representations, Warranties, Covenants and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
    Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
    Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
    Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
    Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
    Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
    Dissenters' Rights of Appraisal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
    Resales of Trustmark Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
    Regulatory Authority Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
    Markets and Market Prices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
    Comparative Per Share Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
    Trustmark Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
    First National Financial Corporation Selected Financial
          Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
    Trustmark National Bank Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
    Pro Forma Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
    Trustmark Corporation and Trustmark National Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
    First National Financial Corporation and First National
         Bank of Vicksburg  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
    FNFC Special Meeting; Voting; Proxies; Revocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
    Trustmark Bank Special Meeting; Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
    Background of and Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
    Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
    Background of and Reasons for the Conversion of
         Trustmark Bank Shares Into Trustmark Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
    The Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
         Conversion; Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
         Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
         Special Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
         Conditions to Consummation of the Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
    Pro Forma Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34

         Procedure for Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . .        40
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        40
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        44
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        46
         Resales of Trustmark Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        46
         Regulatory Authority Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        47
         Management and Operations  After the Mergers . . . . . . . . . . . . . . . . . . . . . . . . .        47
         Comparison of Rights of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        48
         Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        48
         Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        48

                                    SUMMARY

         The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus or incorporated herein by reference. Shareholders are urged to carefully review the entire Proxy Statement-Prospectus and other documents to which this Proxy Statement-Prospectus refers. All information concerning Trustmark and Trustmark Bank included in this Proxy Statement-Prospectus has been furnished by Trustmark and all information concerning FNFC and FNBV has been furnished by FNFC. Neither Trustmark nor FNFC warrants the accuracy or completeness of information relating to any other party.

THE PARTIES

         Trustmark Corporation and Trustmark National Bank

         Trustmark, a Mississippi corporation, is a one-bank holding company which owns 99.63 percent of the outstanding shares of Trustmark Bank. As of March 31, 1994, Trustmark had total assets of $4,544,596,000, net loans of $1,977,451,000, total deposits of $3,274,947,000 and total stockholders' equity of $371,443,000. Through Trustmark Bank, Trustmark conducts a general commercial banking and trust business in 143 banking facilities located in 44 communities in Mississippi. Trustmark's principal executive offices are located at 248 East Capitol Street, Jackson, Mississippi 39201, Telephone Number (601) 354-5111. See the heading "General Information - Trustmark Corporation and Trustmark National Bank."

         First National Financial Corporation and First National Bank of
         Vicksburg

         FNFC, a Mississippi corporation, is a one-bank holding company which owns 100 percent of the outstanding shares of First National Bank of Vicksburg ("FNBV"). As of March 31, 1994, FNFC had total assets of $301,746,000, net loans of $138,627,000, total deposits of $258,071,000 and total stockholders' equity of $29,145,000. Through FNBV, FNFC conducts a general commercial banking business through nine banking facilities located in two Mississippi communities. FNFC's principal executive offices are located at 1301 Washington Street, Vicksburg, Mississippi 39180, Telephone Number (601) 636-1151. See the heading "General Information - First National Financial Corporation and First National Bank of Vicksburg."

THE MERGERS

         The Merger

         Pursuant to the Merger Agreement among Trustmark, Trustmark Bank, FNFC and FNBV dated as of May 4, 1994, (the "Merger Agreement"), FNFC will be merged with and into Trustmark, with Trustmark as the surviving corporation. As a result of the Merger, other than shares with respect to which holders have perfected their dissenters' rights of appraisal, each outstanding share of FNFC issued and outstanding on the Effective Date of the Merger (the date the Merger is consummated) shall be converted into (i) 2.59736 shares of Trustmark common stock, and (ii) $.79363 in cash, and former FNFC shareholders will become shareholders of Trustmark. Any fractional Trustmark shares which would otherwise be issued as a result of the Merger will not be issued. Instead, cash will be paid to FNFC shareholders in lieu of fractional shares. Pursuant to the Merger Agreement, the consideration to be received by FNFC's shareholders in connection with the Merger may be adjusted if the market price of Trustmark's shares falls below $13.50 per share during a specified period prior to the consummation of the Merger. See the heading, "General Information
- - The Merger Agreement."

         The Bank Merger

         Pursuant to the Merger Agreement, FNBV will be consolidated with Trustmark Bank, under the charter of Trustmark Bank (the "Bank Merger"). As a result of the Bank Merger: (i) Trustmark Bank will issue additional shares of its common stock to Trustmark, and (ii) other than shares with respect to which holders have perfected their dissenters' rights of appraisal, each outstanding share of Trustmark Bank owned by shareholders other than Trustmark on the Effective Date of the Bank Merger shall be converted into 13 shares of
the common stock of Trustmark.   As a consequence of the Bank Merger, Trustmark
will own 100 percent of the outstanding shares of Trustmark Bank. See the headings "General Information - The Merger Agreement and - Background of and Reasons for the Conversion of Trustmark Bank Shares into Trustmark Shares."

THE SPECIAL MEETINGS

         FNFC

         The Special Meeting of FNFC's shareholders to consider and vote on the Merger will be held on ___________________, 1994, at ______ o'clock ___.m., local time, in the main office of FNBV, 1301 Washington Street, Vicksburg, Mississippi 39180. Only holders of record of FNFC's common shares at the close of business on ____________, 1994 (the "Record Date") will be entitled to notice
of and to vote at the Special Meeting.   See the heading "General Information -
FNFC Special Meeting; Voting; Proxies; Revocation."

         Trustmark Bank

         The Special Meeting of Trustmark Bank's shareholders to consider and vote on the Bank Merger will be held on __________, 1994, at _____ o'clock ___.m., local time, in the Basement Floor Auditorium located in the main office of Trustmark National Bank, 248 East Capitol Street, Jackson, Mississippi 39201. Only holders of record of Trustmark Bank common shares at the close of business on _________________, 1994, (the "Trustmark Bank Record Date") will be entitled to notice of and to vote at the Trustmark Bank Special Meeting. See the heading "General Information - Trustmark Bank Special Meeting; Voting."

VOTES REQUIRED

         The Merger

         Approval of the Merger requires the affirmative vote of a majority (693,012) of the 1,386,023 outstanding shares of FNFC. A vote of Trustmark's shareholders is not required to approve the Merger.

         As of April 30, 1994, FNFC's directors and officers (vice president and above) beneficially owned approximately 375,650 (27.1 percent) of the
outstanding shares of FNFC common stock.   FNFC's directors, which owned
364,843 (26.3 percent) shares, have agreed to vote their FNFC shares in favor of the Merger. See the heading "General Information - FNFC Special Meeting; Voting; Proxies; Revocation."

         The Bank Merger

         The Bank Merger must be approved by two-thirds of the issued and outstanding shares of FNBV and Trustmark Bank. Trustmark, which owns in excess of 99 percent of the Trustmark Bank shares, intends to vote its shares in favor of the Bank Merger and FNFC, which owns 100 percent of the outstanding FNBV shares, intends to vote its shares in favor of the Bank Merger. Trustmark Bank is not soliciting proxies in connection with the Trustmark Bank special meeting. See the heading "General Information - Trustmark Bank Special Meeting; Voting."

BOARDS OF DIRECTORS' RECOMMENDATIONS

         The Merger

         The Board of Directors of FNFC, which is soliciting proxies in connection with the Special Meeting, unanimously voted to approve the Merger and recommends that FNFC's shareholders vote FOR adoption of the Merger Agreement. See the heading "General Information - Background of and Reasons for the Merger."

         The Bank Merger

         The Board of Directors of Trustmark Bank unanimously voted to approve the Bank Merger and recommends that Trustmark Bank's shareholders vote FOR adoption of the Merger Agreement.

FAIRNESS OPINION

         FNFC has received an opinion from Alex Sheshunoff & Co. that the Merger is "fair" from a financial point of view to the shareholders of FNFC. Alex Sheshunoff & Co. anticipates delivering its updated opinion on the Effective Date of the Merger substantially in the form attached as Exhibit B to this Proxy Statement-Prospectus.

REPRESENTATIONS, WARRANTIES, COVENANTS AND CONDITIONS

         Pursuant to the Merger Agreement, both Trustmark and FNFC made certain representations and warranties to the other. The continued truth and accuracy of those representations and warranties is a condition to consummation of the Mergers.

         Trustmark's and Trustmark Bank's obligations to consummate the Mergers are subject to, among other things: (i) the approval of the Merger by FNFC and FNBV's Boards of Directors and Shareholder(s); (ii) receipt of all required approvals of regulatory authorities; (iii) Trustmark's receipt of the opinion of Arthur Andersen and Co. that the Mergers can be accounted for as a "pooling of interests" for financial reporting purposes and the Commission not having asserted or threatened to assert a contrary determination; (iv) no material adverse change having occurred in the financial condition, tangible properties or prospects of FNFC or FNBV since May 25, 1994; (v) the reserve for loan losses then maintained by FNBV being adequate to provide for the anticipated loan losses of FNBV as of such date in accordance with accepted audit, bank examination and bank regulatory standards, and the tangible assets of FNFC, excluding FNBV, having a fair market value equal to or greater than its liabilities; (vi) Trustmark having received the legal opinion of counsel to FNFC in accordance with the Merger Agreement; and (vii) Trustmark's satisfaction that the Mergers will qualify as tax-free reorganizations for federal income tax purposes.

         FNFC and FNBV's obligations to consummate the Mergers are subject to, among other things: (i) the approval of the Mergers by the Board of Directors of Trustmark and the Board of Directors and Shareholders of Trustmark Bank;
(ii) receipt of all required approvals of regulatory authorities; (iii) FNFC's satisfaction that the Merger will qualify as a tax-free reorganization for federal income tax purposes; (iv) receipt of the opinion of counsel to

Trustmark in accordance with the Merger Agreement; (v) no material adverse change having occurred in the condition, financial or otherwise, of Trustmark or Trustmark Bank since December 31, 1993; and (vi) receipt from a qualified investment banker of an opinion that the Merger is fair to the shareholders of FNFC. See the heading "General Information - The Merger Agreement."

TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date under certain circumstances. See the heading "General Information - The Merger Agreement."

EFFECTIVE DATE

         The Effective Date, which is currently targeted for October, 1994, will occur as soon as practical following receipt of: (i) the approval of the Comptroller of the Currency and passage of the required 30-day waiting period following such approval, (ii) the approval of the Federal Reserve Board and passage of the required 30-day waiting period following such approval, (iii) approval of the Merger by FNFC's shareholders, and (iv) the satisfaction of all other conditions to consummation of the Mergers. See the heading "General Information - Regulatory Authority Approvals."

DIVIDENDS

         FNFC will be permitted to pay cash dividends of $.20 per share with respect to each quarterly period ending prior to the Effective Date of the Merger. See the heading "General Information - The Merger Agreement."

FEDERAL INCOME TAX CONSEQUENCES

         The Merger

         Trustmark and FNFC anticipate that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that FNFC's shareholders, except to the extent receiving cash in connection with the Merger and except for shareholders exercising dissenters' rights of appraisal, will not recognize gain or loss for federal income tax purposes upon the conversion of FNFC common shares into Trustmark common shares.

         The Bank Merger

         Trustmark and Trustmark Bank anticipate that the Bank Merger, including the exchange of Trustmark common shares for Trustmark Bank common shares owned by shareholders other than Trustmark, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that Trustmark Bank's shareholders, except for shareholders exercising dissenters' rights of appraisal, will not recognize gain or loss for federal income tax purposes upon the conversion of their Trustmark Bank common shares into Trustmark common shares. See the heading "General Information - Federal Income Tax Consequences."

TAX OPINION

         Brunini, Grantham, Grower & Hewes, counsel to Trustmark, is expected to render its opinion that, based upon the representations relied upon and the assumptions set forth therein, the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that, accordingly, except for cash received in connection with the Mergers, and except with respect to shareholders exercising dissenters' rights of appraisal, no gain or loss will be recognized by FNFC's shareholders and Trustmark Bank's shareholders as a consequence of the Mergers.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a "pooling of interests" for financial reporting purposes. See the heading "General Information - Accounting Treatment."

DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to Mississippi law, FNFC's shareholders will have dissenters' rights of appraisal as a result of the Merger and will, accordingly, be entitled to be paid cash for the value of their FNFC shares.

         Pursuant to federal law, Trustmark Bank's shareholders will have dissenters' rights of appraisal as a result of the Bank Merger and will, accordingly, be entitled to be paid cash for the value of their Trustmark Bank shares. See the heading "General Information - Rights of Dissenting Shareholders."

RESALES OF TRUSTMARK SHARES

         Except for Trustmark shares held by "affiliates" of FNFC, Trustmark Bank or Trustmark, the Trustmark shares received as a consequence of the Merger will be freely transferrable. See the heading "General Information - Resales of Trustmark Common Shares."

REGULATORY AUTHORITY APPROVALS

         Applications relating to the Mergers have been filed with the Federal Reserve Board and the Office of the Comptroller of the Currency. The transaction is also subject to antitrust review by the United States Department of Justice. As of the date hereof, no regulatory authority approval has been obtained. See the heading "General Information - Regulatory Authority Approvals."

MARKETS AND MARKET PRICES

         The Merger

         Trustmark's common shares are included for quotation on the NASDAQ/NMS.

         There is no active trading market for FNFC's common shares. However, a securities broker in Vicksburg facilitates trading of FNFC's stock.

         The following table sets forth the closing price per share of Trustmark common stock, the market price of FNFC common stock and the equivalent per share value of FNFC common stock on March 25, 1994, which was the last trading date preceding public announcement of the proposed Merger, and on June _____, 1994.


                                  Price of           Price of       FNFC's
                                  Trustmark's        FNFC's         Equivalent
                                  Common             Common         Per Share
Date                              Stock              Stock          Value
- ----                              ----------         -------        --------
March 25, 1994                    $15.50             $29.00         $41.05

June  ____, 1994                  $

         The equivalent per share value of a share of FNFC common stock at the specified date represents the closing price of a share of Trustmark common stock on such date multiplied by 2.59736, plus the $.79363 per share to be received by FNFC's shareholders. See the heading "General Information - The Merger Agreement."



         The Bank Merger

         There is no active trading market for the outstanding common shares of Trustmark Bank. The following table sets forth certain equivalent per share data concerning Trustmark Bank's outstanding common shares. This data represents the closing price of Trustmark's common shares on June _____, 1994, multiplied by 13, and, accordingly, represents the value as of such date of the Trustmark shares to be received by the holders of the outstanding common shares of Trustmark Bank as a consequence of the Bank Merger.

                          Price of         Trustmark Bank's
                          Trustmark's      Equivalent
                          Common           Per Share
 Date                     Stock            Value
- -----                     ----------       ----------------
June ___, 1994            $



COMPARATIVE PER SHARE DATA

         The Merger

         The following presents certain data concerning net income per share, dividends per share and book value per share for Trustmark and FNFC on a historical and pro forma basis.

         The pro forma data gives effect to (i) the Merger accounted for as a pooling of interests using an exchange ratio of 2.59736 Trustmark common shares for each FNFC common share, and (ii) the Bank Merger using an exchange ratio of 13 Trustmark common shares for each Trustmark Bank common share owned by Trustmark Bank's minority shareholders. Equivalent pro forma per share amounts for FNFC are calculated by multiplying the pro forma income per share, pro forma book value per share and pro forma dividends per share of Trustmark by an exchange ratio of 2.59736. This information is not necessarily indicative of the results of operations or combined financial condition that would have resulted if the Mergers had been consummated at the beginning of the periods indicated.


                                                   Quarter Ended
                                                     March 31,                         Year Ended December 31,
                                                 ----------------                    ----------------------------
                                                 1994        1993                    1993        1992        1991
                                                 ----        ----                    ----        ----        ----
TRUSTMARK CORPORATION AND
  SUBSIDIARIES:
  Net Income Per Share :
     Historical                                 $0.42       $0.39                    $1.66       $1.30       $0.94
     Pro Forma                                   0.40        0.37                     1.54        1.23        0.91

  Cash Dividends Per Share :
     Historical                                  0.10        0.09                     0.38        0.36        0.35
     Pro Forma                                   0.10        0.09                     0.37        0.34        0.33


  Book Value Per Share:

     Historical                                 11.92                                11.50
     Pro Forma                                  11.48                                11.11




FIRST NATIONAL FINANCIAL
CORPORATION AND SUBSIDIARY:
  Net Income Per Share :
     Historical                                  0.54        0.53                     1.52        1.81        1.91
     Equivalent Pro Forma                        1.04        0.96                     4.00        3.19        2.36

  Cash Dividends Per Share :
     Historical                                  0.20        0.14                     0.70        0.55        0.46
     Equivalent Pro Forma                        0.26        0.23                     0.96        0.88        0.86


  Book Value Per Share:

     Historical                                 21.03                                20.90
     Equivalent Pro Forma                       29.82                                28.86




         The Bank Merger

         The following presents certain data concerning net income per share, dividends per share and book value per share for Trustmark and subsidiaries and Trustmark Bank on a historical and pro forma basis. This information is presented to assist Trustmark Bank's shareholders in evaluating the effect of the Bank Merger, in connection with which Trustmark Bank's minority shareholders will receive 13 Trustmark shares for each Trustmark Bank share held by them on the Effective Date of the Bank Merger.


         The pro forma data gives effect to (i) the Bank Merger using an exchange ratio of 13 Trustmark shares for each Trustmark Bank common share owned by Trustmark Bank's minority shareholders and reflecting the issuance of 194,359 additional Trustmark Bank shares to Trustmark, and (ii) the Merger accounted for as a pooling of interests using an exchange ratio of 2.59736 Trustmark common shares for each FNFC share. Equivalent pro forma per share amounts are calculated by multiplying the pro forma income per share, pro forma book value per share and pro forma dividends per share by an exchange ratio of
13. This information is not necessarily indicative of the results of operations or combined financial condition that would have resulted if the Mergers had been consummated at the beginning of the periods indicated.


                                                   Quarter Ended
                                                     March 31,                          Year Ended December 31,
                                                 ----------------                    ----------------------------
                                                 1994        1993                    1993        1992        1991
                                                 ----        ----                    ----        ----        ----
TRUSTMARK CORPORATION AND
  SUBSIDIARIES:
  Net Income Per Share :
     Historical                                 $0.42       $0.39                    $1.66       $1.30       $0.94
     Pro Forma                                   0.40        0.37                     1.54        1.23        0.91


  Cash Dividends Per Share :
     Historical                                  0.10        0.09                     0.38        0.36        0.35
     Pro Forma                                   0.10        0.09                     0.37        0.34        0.33

  Book Value Per Share:
     Historical                                 11.92                                11.50
     Pro Forma                                  11.48                                11.11

TRUSTMARK NATIONAL BANK:
  Net Income Per Share :
     Historical                                  5.31        5.11                    21.34       17.07       12.12
     Equivalent Pro Forma                        5.20        4.81                    20.02       15.99       11.83

  Cash Dividends Per Share :
     Historical                                  1.29        1.24                     5.01        4.78        4.63
     Equivalent Pro Forma                        1.30        1.17                     4.81        4.42        4.29


  Book Value Per Share:
     Historical                                147.33                               142.95
     Equivalent Pro Forma                      149.24                               144.43




TRUSTMARK SELECTED FINANCIAL DATA

         The following table presents, on a historical basis, selected consolidated financial data for Trustmark. This information is based upon the consolidated financial statements of Trustmark incorporated herein by
reference.   Results for the three months ended March 31, 1994, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of Trustmark, in the opinion of management of Trustmark, have been made. All information is in thousands except per share data.

                                                  (unaudited)
                                                 Quarter Ended
                                                   March 31,                          Year Ended December 31,
                                               ----------------        -----------------------------------------------------
                                               1994        1993        1993         1992        1991        1990        1989
                                               ----        ----        ----         ----        ----        ----        ----
CONSOLIDATED STATEMENTS OF INCOME
Total interest income                         $71,468     $71,212    $290,559     $288,663    $309,670    $304,750    $277,222
Total interest expense                         26,666      27,999     109,002      128,705     174,342     187,901     172,392
                                               ------      ------     -------      -------     -------     -------     -------
Net interest income                            44,802      43,213     181,557      159,958     135,328     116,849     104,830
Provision for loan losses                         215       3,786      17,596       24,068      25,207      15,133      11,523
Other income                                   11,363      10,477      45,374       43,589      38,491      36,456      30,385
Other expenses                                 36,233      34,572     139,611      124,511     112,361     102,151      90,620
                                              -------     -------    --------     --------    --------    --------    --------
Income before income taxes and
  cumulative effect of change in
  accounting principle                         19,717      15,332      69,724       54,968      36,251      36,021      33,072
Income taxes                                    6,650       5,330      21,093       16,711       8,680       6,944       5,015
Cumulative effect of change in
  accounting for income taxes                               1,519       1,519
                                              -------     -------     -------      -------     -------     -------     -------
 Net income                                   $13,067     $11,521     $50,150      $38,257     $27,571     $29,077     $28,057
                                              =======     =======     =======      =======     =======     =======     =======

CONSOLIDATED BALANCE SHEETS
Total assets                               $4,544,596  $4,172,593  $4,432,026   $4,085,140  $3,878,394  $3,700,022  $3,108,432
Investment securities, held
  to maturity                               1,082,146   1,608,790   1,796,828    1,533,148   1,361,851   1,212,619     679,481
Net loans                                   1,977,451   1,814,236   2,021,176    1,856,213   1,848,091   1,818,400   1,780,739
Deposits                                    3,274,947   3,148,180   3,189,205    3,196,882   3,160,667   3,065,633   2,570,266

PER SHARE DATA
Net income per share before
  cumulative effect of change
  in accounting principle                       $0.42       $0.34       $1.61        $1.30       $0.94       $0.99       $0.95
Cumulative effect of change
  in accounting for income taxes                             0.05        0.05
                                                -----        ----        ----         ----       -----       -----       -----
Net income per share                            $0.42       $0.39       $1.66        $1.30       $0.94       $0.99       $0.95
                                                =====       =====       =====        =====       =====       =====       =====

Cash dividends per share                        $0.10       $0.09       $0.38        $0.36       $0.35       $0.34       $0.32
                                                =====       =====       =====        =====       =====       =====       =====


FIRST NATIONAL FINANCIAL CORPORATION SELECTED FINANCIAL DATA


         The following table presents, on a historical basis, selected consolidated financial data for FNFC. This information is based upon the consolidated financial statements of FNFC incorporated herein by reference. Results for the three months ended March 31, 1994, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of FNFC, in the opinion of management of FNFC, have been made. All information is in thousands except per share data.

                                                   (unaudited)
                                                  Quarter Ended
                                                    March 31,                        Year Ended December 31,
                                                ----------------        -----------------------------------------------------
                                                1994        1993        1993         1992        1991        1990        1989
                                                ----        ----        ----         ----        ----        ----        ----
CONSOLIDATED STATEMENTS OF INCOME
Total interest income                          $4,858      $4,969     $20,048      $21,963     $23,998     $24,133     $22,553
Total interest expense                          2,001       2,025       7,983        9,664      12,873      13,913      13,116
                                                -----       -----       -----        -----      ------      ------      ------
Net interest income                             2,857       2,944      12,065       12,299      11,125      10,220       9,437
Provision for loan losses                          97         296       1,000        2,669       1,970       1,115       1,000
Other income                                      592         771       2,524        1,994       1,778       1,439       1,483
Other expenses                                  2,452       2,525      10,955        8,332       7,865       7,376       6,711
                                               ------      ------     -------       ------      ------      ------      ------
Income before income taxes                        900         894       2,634        3,292       3,068       3,168       3,209
Income taxes                                      147         156         532          780         427         602         950
                                               ------      ------     -------       ------      ------      ------      ------
 Net income                                    $  753      $  738     $ 2,102       $2,512      $2,641      $2,566      $2,259
                                               ======      ======     =======       ======      ======      ======      ======

CONSOLIDATED BALANCE SHEETS
Total assets                                 $301,746    $269,440    $284,336     $266,638    $261,897    $255,715    $231,396
Investment securities, held
  to maturity                                  73,036      95,960      26,581       82,286      74,235      75,073      54,853
Net loans                                     138,627     142,789     144,828      151,416     156,334     150,568     141,464
Deposits                                      258,071     239,070     242,733      236,452     229,336     227,925     206,353

PER SHARE DATA
*Net income per share                           $0.54       $0.53       $1.52        $1.81       $1.91       $1.85       $1.63
                                                =====       =====       =====        =====       =====       =====       =====

*Cash dividends per share                       $0.20       $0.14       $0.70        $0.55       $0.46       $0.41       $0.36
                                                =====       =====       =====        =====       =====       =====       =====


*Net income and dividends per common share are based upon the weighted average shares outstanding for each period, adjusted retroactively for 10% stock dividends each year.


TRUSTMARK NATIONAL BANK SELECTED FINANCIAL DATA


         The following table presents, on a historical basis, selected financial data for Trustmark Bank. This information is based upon the financial statements of Trustmark Bank. Results for the three months ended March 31, 1994, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of Trustmark Bank, in the opinion of management of Trustmark Bank, have been made. All information is in thousands except per share data.

                                                  (unaudited)
                                                 Quarter Ended
                                                   March 31,                         Year Ended December 31,
                                               -----------------       ----------------------------------------------------
                                               1994        1993        1993         1992        1991        1990       1989
                                               ----        ----        ----         ----        ----        ----       ----
CONSOLIDATED STATEMENTS OF INCOME
Total interest income                         $71,342     $71,069    $290,209     $288,259    $309,344    $304,254    $276,729
Total interest expense                         26,671      28,011     109,032      128,801     174,558     187,965     172,433
                                               ------      ------     -------      -------     -------     -------     -------
Net interest income                            44,671      43,058     181,177      159,458     134,786     116,289     104,296
Provision for loan losses                         215       3,786      17,596       24,068      25,207      15,133      11,523
Other income                                   11,363      10,475      45,404       43,587      38,473      35,738      30,361
Other expenses                                 35,969      34,445     139,275      123,727     112,124     101,905      90,410
                                              -------     -------    --------     --------    --------    --------    --------
Income before income taxes and
  cumulative effect of change in
  accounting principle                         19,850      15,302      69,710       55,250      35,928      34,989      32,724
Income taxes                                    6,668       5,300      21,029       16,742       8,587       6,607       4,936
Cumulative effect of change in
  accounting for income taxes                               1,519       1,519
                                              -------     -------     -------      -------     -------     -------     -------
 Net income                                   $13,182     $11,521     $50,200      $38,508     $27,341     $28,382     $27,788
                                              =======     =======     =======      =======     =======     =======     =======

CONSOLIDATED BALANCE SHEETS
Total assets                               $4,538,586  $4,163,844  $4,427,843   $4,076,441  $3,871,769  $3,693,248  $3,101,804
Investment securities, held
  to maturity                               1,082,146   1,602,905   1,791,905    1,527,341   1,358,485   1,209,276     676,096
Net loans                                   1,977,451   1,812,313   2,021,176    1,854,163   1,845,517   1,815,661   1,777,982
Deposits                                    3,276,073   3,150,946   3,190,179    3,199,548   3,163,481   3,067,994   2,571,454

PER SHARE DATA
Net income per share before
  cumulative effect of change
  in accounting principle                       $5.31       $4.43      $20.70       $17.07      $12.12      $12.58      $12.32
Cumulative effect of change
  in accounting for income taxes                             0.68        0.64
                                                -----       -----      ------       ------      ------      ------      ------
Net income per share                            $5.31       $5.11      $21.34       $17.07      $12.12      $12.58      $12.32
                                                =====       =====      ======       ======      ======      ======      ======

Cash dividends per share                        $1.29       $1.24      $ 5.01       $ 4.78      $ 4.63      $ 4.53      $ 4.24
                                                =====       =====      ======       ======      ======      ======      ======



PRO FORMA SELECTED FINANCIAL DATA

         The Merger

         The following table presents, on a pro forma basis, selected unaudited consolidated financial data for Trustmark and FNFC. This information is based upon the consolidated financial statements of each corporation incorporated
herein by reference.   The pro forma data gives effect to (i) the Merger
accounted for as a pooling of interests using an exchange ratio of 2.5973 Trustmark common shares for each FNFC common share, and (ii) the Bank Merger using an exchange ratio of 13 Trustmark common shares for each Trustmark Bank common share owned by Trustmark Bank's minority shareholders. The pro forma data does not purport to be indicative of the results which actually would have been reported if the Merger had been in effect during the stated periods. All information is in thousands except per share data.

                                                   (unaudited)
                                                  Quarter Ended
                                                 March 31, 1994                       Year Ended December 31,
                                                 --------------                     ----------------------------
                                                                                    1993        1992        1991
                                                                                    ----        ----        ----
CONSOLIDATED STATEMENTS OF INCOME
Total interest income                                 $76,326                     $310,607    $310,626    $333,668
Total interest expense                                 28,667                      116,985     138,369     187,215
                                                       ------                      -------     -------     -------
Net interest income                                    47,659                      193,622     172,257     146,453
Provision for loan losses                                 312                       18,596      26,737      27,177
Other income                                           11,955                       47,898      45,583      40,269
Other expenses                                         38,685                      150,566     132,843     120,226
                                                       ------                      -------     -------     -------
Income before income taxes and
  cumulative effect of change in
  accounting principle                                 20,617                       72,358      58,260      39,319
Income taxes                                            6,797                       21,625      17,491       9,107
Cumulative effect of change in
  accounting for income taxes                                                        1,519
                                                       ------                      -------     -------     -------
 Net income                                           $13,820                      $52,252     $40,769     $30,212
                                                      =======                      =======     =======     =======

CONSOLIDATED BALANCE SHEETS
Total assets                                       $4,842,324                   $4,707,105  $4,345,827  $4,135,677
Investment securities, held
  to maturity                                       1,156,756                    1,823,409   1,615,434   1,436,086
Net loans                                           2,116,078                    2,166,004   2,007,629   2,004,425
Deposits                                            3,532,100                    3,428,781   3,431,383   3,389,989

PER SHARE DATA
Net income per share before
  cumulative effect of change
  in accounting principle                               $0.40                        $1.50       $1.23       $0.91
Cumulative effect of change
  in accounting for income taxes                                                      0.04
                                                        -----                        -----       -----       -----
Net income per share                                    $0.40                        $1.54       $1.23       $0.91
                                                        =====                        =====       =====       =====
Cash dividends per share                                $0.10                        $0.37       $0.34       $0.33
                                                        =====                        =====       =====       =====



         The Bank Merger

         The following table presents, on a pro forma basis, selected financial data of Trustmark Bank and FNBV. This information is based upon the financial
statements of each bank.   The pro forma data gives effect to (i) the Bank
Merger, in connection with which Trustmark Bank will issue 194,359 additional shares to Trustmark. The pro forma data does not purport to be indicative of the results which would have actually been reported if the consolidation had been in effect during the stated periods. All information is in thousands except per share data.

                                                   (unaudited)
                                                  Quarter Ended
                                                 March 31, 1994                       Year Ended December 31,
                                                 --------------                     ----------------------------
                                                                                    1993        1992        1991
                                                                                    ----        ----        ----
CONSOLIDATED STATEMENTS OF INCOME
Total interest income                                 $76,200                     $310,256    $310,198    $333,329
Total interest expense                                 28,651                      117,015     138,465     187,456
                                                       ------                      -------     -------     -------
Net interest income                                    47,549                      193,241     171,733     145,873
Provision for loan losses                                 312                       18,595      26,737      27,177
Other income                                           11,891                       47,822      45,580      40,251
Other expenses                                         38,381                      150,140     131,936     119,936
                                                       ------                      -------     -------     -------
Income before income taxes and
  cumulative effect of change in
  accounting principle                                 20,747                       72,328      58,640      39,011
Income taxes                                            6,878                       21,593      17,545       9,014
Cumulative effect of change in
  accounting for income taxes                                                        1,575
                                                      -------                      -------     -------     -------
 Net income                                           $13,869                      $52,310     $41,095     $29,997
                                                      =======                      =======     =======     =======

CONSOLIDATED BALANCE SHEETS
Total assets                                       $4,834,743                   $4,701,374  $4,337,024  $4,130,643
Investment securities, held
  to maturity                                       1,155,182                    1,818,270   1,609,627   1,432,720
Net loans                                           2,116,078                    2,166,004   2,004,378   2,001,851
Deposits                                            3,533,724                    3,430,166   3,434,380   3,393,381

PER SHARE DATA
Net income per share before
  cumulative effect of change
  in accounting principle                               $5.18                       $19.93      $16.77      $12.24
Cumulative effect of change
  in accounting for income taxes                                                      0.62
                                                      -------                      -------     -------     -------
Net income per share                                    $5.18                       $20.55      $16.77      $12.24
                                                        =====                       ======      ======      ======
Cash dividends per share                                $1.30                       $ 5.05      $ 4.71      $ 4.52
                                                        =====                       ======      ======      ======

                              GENERAL INFORMATION

         This Proxy Statement-Prospectus is being sent to the shareholders of FNFC in connection with the solicitation by the Board of Directors of FNFC of proxies for use at the Special Meeting of Shareholders to be held at ______ o'clock ___.m., local time, on ______________, 1994 and at any adjournment or adjournments thereof. At the Special Meeting, FNFC's shareholders will be asked to consider and vote upon a proposed Merger of FNFC with and into Trustmark pursuant to the Merger Agreement. If the Merger is approved, FNFC will be merged into Trustmark. As a consequence of the Merger, holders of FNFC common shares not exercising their dissenters' rights of appraisal will become shareholders of Trustmark and will receive, for each share of FNFC: (i) 2.59736 shares of the common stock of Trustmark, and (ii) $.79363 in cash.

         Following the Merger, the separate corporate existence of FNFC will cease.

         Other than considering and voting upon the Merger, the Board of Directors of FNFC is not aware of any other business which may come before the Special Meeting. If any other business should come before the shareholders assembled at the Special Meeting, it is the intention of the Board of Directors that the persons named in the proxies will vote the shares represented by the proxies in accordance with the direction of the Board of Directors of FNFC.

         The Board of Directors of FNFC believes that the Merger is in the best interests of FNFC's shareholders and recommends that FNFC's shareholders vote FOR Approval of the Merger Agreement.

         This Proxy Statement-Prospectus is also being sent to the shareholders of Trustmark Bank in connection with the proposed consolidation of FNBV with and into Trustmark, under the charter of Trustmark (the "Bank Merger"). As a consequence of the Bank Merger, shareholders of Trustmark Bank, other than Trustmark, not exercising their dissenters' rights of appraisal will become shareholders of Trustmark and will receive 13 shares of the common stock of Trustmark for each share of Trustmark Bank stock held by them.

         Other than considering and voting upon the Bank Merger, the Board of Directors of Trustmark Bank is not aware of any other business which may come before the Trustmark Bank Special Meeting. The Board of Directors of Trustmark Bank is not soliciting proxies from the shareholders of Trustmark Bank in connection with the Trustmark Bank Special Meeting.

         The Board of Directors of Trustmark Bank believes that the Bank Merger is in the best interests of Trustmark Bank's shareholders and recommends that Trustmark Bank's shareholders vote FOR Approval of the Bank Merger.

         The information contained in this Proxy Statement-Prospectus with respect to Trustmark, Trustmark Bank, FNFC and FNBV has been provided by each respective entity.


TRUSTMARK CORPORATION AND TRUSTMARK NATIONAL BANK

         Trustmark is a one-bank holding company which currently owns 99.63 percent of the outstanding common shares of Trustmark Bank. The principal executive offices of Trustmark are located in the Trustmark National Bank Building, 248 East Capitol Street, Jackson, Mississippi 39201, Telephone No.
(601) 354-5111.

         Trustmark, through its subsidiary, Trustmark Bank, conducts a full range of commercial banking activities. For a more complete description of the business of Trustmark, its historical financial condition and results of operations, its summary of quarterly results of operations, and management's discussion and analysis of financial condition and results of operations, shareholders of FNFC are referred to the information incorporated herein by reference including (i) Trustmark's annual report on form 10-K for the year ended December 31, 1993, (ii) Trustmark's quarterly report on Form 10-Q for the period ended March 31, 1994, (iii) Trustmark's proxy statement in connection with its 1994 annual shareholders' meeting, and (iv) the information contained in the registration of Trustmark's common shares filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating this information. Copies of any of these documents can be obtained by request addressed to Trustmark Corporation, 248 East Capitol Street, Jackson, Mississippi 39201, ATTN: David R. Carter, Treasurer. Subsequent to Trustmark's filing of its quarterly report on Form 10-Q for the period ended March 31, 1994, director Aaron J. Johnston resigned.

FIRST NATIONAL FINANCIAL CORPORATION AND FIRST NATIONAL BANK OF VICKSBURG

         FNFC is a one-bank holding company which owns all of the outstanding commons shares of FNBV. The principal executive offices of FNFC are located at 1301 Washington Street, Vicksburg, Mississippi 39180.

         FNFC, through its subsidiary, FNBV, conducts a full range of commercial banking activities. For a more complete description of the business of FNFC, its historical financial condition and results of operations, its summary of quarterly results of operations, and its management's discussion and analysis of financial condition and results of operations, shareholders of FNFC are referred to the information incorporated herein by reference including (i) FNFC's annual report on Form 10-K for the year ended December 31, 1993, (ii) FNFC's quarterly report on Form 10-Q for the period ended March 31, 1994, (iii) FNFC's proxy statement in connection with its 1994 annual shareholders' meeting, and (iv) the information contained in the registration of FNFC's common shares filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating this information. Copies of FNFC's annual report on Form 10-K for the year ended December 31, 1993 and quarterly report on Form 10-Q for the period ended March 31, 1994 are being delivered with this Proxy Statement-Prospectus. Copies of any other documents incorporated herein by reference can be obtained by request addressed to First National Financial Corporation, 1301 Washington Street, Vicksburg, Mississippi 39180, Attention: William L. Ikerd, Controller.


FNFC SPECIAL MEETING; VOTING; PROXIES; REVOCATION

         The Special Meeting of the shareholders of FNFC has been called for ___:00 o'clock ___.m., local time, on _____________, 1994, in the main office of FNBV, located at 1301 Washington Street, Vicksburg, Mississippi 39180. The Board of Directors of FNFC has fixed the close of business on ________________, 1994, as the record date ("Record Date") for determining the shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments thereof.

         There are 1,386,023 shares of the common stock of FNFC issued and outstanding. Each share is entitled to cast one vote in connection with the Merger. Adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding FNFC common shares, or 693,012
shares.   For purposes of voting on the Merger, abstentions and nonvotes have the same effect as "no" votes.

         As of April 30, 1994, the directors (364,843, 26.3%) and nondirector officers (vice-president and above) (10,807, .78%) of FNFC and FNBV, as a group, beneficially owned 375,650 shares of FNFC, representing 27.1 percent of the number of shares outstanding. The directors have agreed to vote their shares in favor of the Merger, and FNFC believes that the nondirector officers intend to vote their shares in favor of the Merger.

         The FNFC proxy statement prepared in connection with the 1994 annual shareholders' meeting and FNFC's annual report on Form 10-K filed with the SEC have been incorporated into this Proxy Statement-Prospectus by reference. The 1994 proxy statement and the 1993 annual report contain certain information concerning shares of FNFC common stock owned by directors, executive officers and certain shareholders. A copy of FNFC's annual report on Form 10-K is being delivered with this Proxy Statement-Prospectus. A copy of the 1994 proxy statement can be obtained from FNFC on request by writing FNFC, ATTN: William L. Ikerd, Controller.

         EACH SHAREHOLDER IS REQUESTED TO PROMPTLY FILL OUT AND MAIL THE ENCLOSED PROXY TO FNFC. Shares represented by properly executed proxies received in time for the Special Meeting will be voted in accordance with the
choice specified.   Where no choice is specified, the shares will be voted FOR the Merger.

         A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted on the specific matter to be voted upon. A proxy may be revoked by execution of a subsequently dated proxy, by filing a written revocation with the secretary of FNFC prior to the meeting or by attendance at the Special Meeting and revoking the proxy in person.

         Trustmark will pay all of the expenses incurred in connection with the preparation and distribution of this Proxy Statement-Prospectus, except for FNFC's legal and accounting fees and certain incidental costs. Proxies may be solicited by mail, personal contact, telephone, telegram or other form of communication by directors, officers and employees of FNFC. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of shares held of record by them, and such nominees, fiduciaries and other custodians will be reimbursed for their reasonable out-of-pocket expenses.

TRUSTMARK BANK SPECIAL MEETING; VOTING

         A special meeting of the shareholders of Trustmark Bank has been called for 10:30 o'clock a.m., local time, on ___________________, 1994, in the
Basement Floor Auditorium of the main office of Trustmark Bank located at 248 East Capitol Street, Jackson, Mississippi 39201. Two-thirds of the outstanding Trustmark Bank shares must approve the Bank Merger. Trustmark owns in excess of 99 percent of the outstanding Trustmark Bank shares and intends to vote those shares in favor of the Bank Merger. Trustmark Bank is not soliciting proxies in connection with the Special Shareholders' meeting of Trustmark Bank.

BACKGROUND OF AND REASONS FOR THE MERGER

         Over the past approximately seven to eight years, representatives of Trustmark and FNFC have discussed the combination of the two institutions. Prior to 1994, no firm proposals were made by either party. Representatives of the institutions resumed discussions in early 1994. Following extensive discussions and negotiations, Trustmark made a formal offer to representatives of FNFC on March 22, 1994. After further discussions and negotiations, the respective Boards of Directors approved an agreement in principle on March 28, 1994.

         From Trustmark's perspective, a combination with FNFC offers Trustmark the opportunity to enter the Warren County market area as the dominant financial institution. Because of the recent introduction of casino gaming, the Warren County economy has experienced rapid expansion during recent months, leading to significant opportunities for growth.

         The Board of Directors of FNFC believes that a Merger with Trustmark at this time is in the best interests of FNFC's shareholders, its customers and the community to be served.

         The proposed Merger will be beneficial to the shareholders of FNFC.
As of result of the Merger, FNFC's shareholders should (i) receive increased dividends, (ii) possess a more readily marketable stock, (iii) enjoy the benefits of greater risk diversification since, as shareholders of Trustmark, former FNFC shareholders will not be dependent on the economic condition and banking climate of a single market area, and (iv) benefit from participation in a stronger banking system which has a greater capital base than FNFC currently possesses.

         The proposed Merger should improve the delivery of financial services to FNBV's customers and enhance the future earnings prospects of the resulting institution. The Merger will afford FNBV's customers access to the resources and expertise of a considerably larger banking organization, thus enabling the resulting institution to offer a wider array of products and sophisticated banking services than FNBV presently offers. The resulting entity should also be better able to compete effectively for banking business in FNBV's market area and throughout the state.

         Based upon comparable transactions of which the Board of Directors of FNFC is aware, FNFC's Board believes that the consideration offered by Trustmark is attractive. FNFC's Board did not seek the advice of an outside appraiser or financial adviser in negotiating the terms of the Merger.

FAIRNESS OPINION

         Pursuant to the Merger Agreement, FNFC's obligation to consummate the Merger is conditioned upon receipt of an opinion from a qualified investment banker that the Merger is fair, from a financial point of view, to the stockholders of FNFC. FNFC retained Alex Sheshunoff & Co. ("Sheshunoff") in May, 1994, to provide this opinion.

         Sheshunoff did not assist FNFC in negotiating the terms of the Merger Agreement.

         Sheshunoff has been in the business of consulting for the banking industry for 20 years, including the appraisal and valuation of banking institutions and their securities in connection with
mergers and acquisitions and equity offerings.    Except as described herein,
Sheshunoff has no material relationships with FNFC or Trustmark or their respective affiliates.

         On June 1, 1994, in connection with its consideration of the Merger Agreement and the Plan and Agreement of Merger, Sheshunoff issued its opinion to the Board of Directors of FNFC that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement and the Plan and Agreement of Merger are fair, from a financial perspective, to FNFC and its shareholders. This opinion was based upon conditions as of March 31, 1994. A copy of the preliminary opinion is attached as Exhibit B to this Proxy Statement/Prospectus and should be read in its entirety by FNFC's shareholders. Sheshunoff's written opinion does not constitute an endorsement of the Merger or a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. Sheshunoff expects to deliver its updated opinion on the Effective Date of the Merger.

         In rendering its written opinion, Sheshunoff reviewed certain information concerning Trustmark and FNFC, including: (i) the Merger Agreement and the Plan and Agreement of Merger between FNFC and Trustmark; (ii) the most recent audited financial statements and annual reports of each organization;
(iii) the March 31, 1994 balance sheets and income statements for each organization; (iv) the rate sensitivity analysis reports for each organization;
(v) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization; (x) the minutes of the Boards of Directors of each organization; (xi) the most recent Board report for each organization; (xii) the listing and description of significant real properties for each organization; (xiii) material leases on real and personal property for each organization; (xiv) the directors and officers' liability and blanket bond insurance policies for each organization; and (xv) market conditions and current trading levels of outstanding equity securities of both organizations. Sheshunoff conducted an on-site review of each organization's historical performance, current financial condition and performed a market area analysis.

         In addition, Sheshunoff discussed with the management of FNFC and Trustmark the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and each organization's performance within the industry. Sheshunoff compared the results of operations of FNBV with those of Mississippi banks with assets of $100 million to $499 million, and compared the results of Trustmark Bank's operations with banks with total assets of $1 billion to $4.99 billion.

         Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the bank's stock, nature and relationship of the other shareholders in the bank, and special ownership or management considerations.

         Sheshunoff analyzed the total purchase price on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including comparable sales multiples, net present value, cash flow analysis, return on investment and the price equity index based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 15%.

         Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationships among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by Sheshunoff to the net asset value method of valuation.

         Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price-to-earnings, price-to-equity and price-to-dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and similar emphasis as the investment value as discussed below.

         Sheshunoff maintains substantial files concerning the prices paid for banking institutions nationwide. The database includes transactions involving Mississippi banking organizations and banking organizations in the Southern region of the United States over the past five years. The database provides comparable pricing and financial performance data for banking organizations sold or acquired. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of FNFC, Sheshunoff has considered the market approach and has evaluated price-to-equity and price-to-earnings multiples of Mississippi and Southern region banking organizations.

         Sheshunoff calculated an "Adjusted Book Value" of $30.28 per share, based on FNFC's March 31, 1994 common equity and the average price-to-equity multiple for regional banking organizations sold in 1993. Sheshunoff calculated an "Adjusted Earnings Value" of $23.86 per share, based on FNFC's 1993 earnings and the average price-to-earnings multiple for regional banking organizations sold in 1993. The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of FNFC. When the variance is significant for relevant performance factors, adjustments to the price multiples is appropriate when comparing them to the transaction value.

         The Investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the
present value of an enterprise's  future earnings or cash flow.   Another
popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.) and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an
earnings or dividend yield.   Yet, another method of calculating investment
value is a cash flow analysis of the ability of a banking company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated.

         The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than ten years and the residual value of the earnings stream after ten years, assuming no earnings growth and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on the analysis of the banking industry, the economic and competitive situations in FNFC's market area, and FNFC and FNBV's current financial conditions and historical levels of growth and earnings. Using a net present value discount rate of 10%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings," equaled $27.81 per share.

          The cash flow method assumes the formation of a bank holding company with maximum leverage according to Federal Reserve System guidelines and analyzes the ability of the bank to retire holding company acquisition debt within a reasonable period of time while maintaining adequate capital. Using this method Sheshunoff arrived at a value of $29.75 per share.

         Return on investment analysis (ROI) also assumes the formation of a bank holding company using maximum regulatory leverage and analyzes the ten year ROI of a 33.33% equity investment at the transaction value of $43.00 per share for FNFC compared to a liquidation at book value in the year 2003, and sale at ten times projected earnings for the year 2003. This ROI analysis provides a benchmark for assessing the validity of the fair market value of a majority block of stock. The ROI analysis is one approach to valuing a going concern and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI, assuming liquidation at book value in 2003, is -8.61% and the ROI, assuming sale at ten times earnings in 2003, is 2.04%.

         Furthermore, a price level indicator, the equity index, may be used to confirm the validity of the transaction value. The equity index adjusts the price-to-equity multiple in order to facilitate a truer price level comparison with comparable banking organizations, regardless of the differing levels of equity capital. The equity index is derived by multiplying the price-to-equity multiple by the equity-to-assets ratio. In this instance, a transaction value of $43.00 per share results in an equity index of 19.71. The price equity index for banking organizations sold in the South in 1993 equaled 11.20.

         Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value- to-transaction value ratio. Theoretically, an earning stream may be valued through the use of a net present value analysis. In Sheshunoff's experience with majority block community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of a majority block of the banking organization's stock. The net present value-to-transaction value ratio equals 64.67% for FNFC, which falls within our expected range.

         There are many other factors to consider when valuing a going concern which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

         When the net asset value, market value and investment value methods are subjectively weighted, using the appraiser's experience and judgment, it is Sheshunoff's opinion that the proposed transaction is fair.

         Sheshunoff considered this transaction as a merger rather than a purchase. Consideration was given to the levels of book value and earnings per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. A merger is usually completed with the hopes of realizing economies of scale and earnings enhancement opportunities, thereby providing a benefit to FNFC's shareholders that otherwise might not be attainable. To justify the fairness of the transaction for FNFC's shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for FNFC's shareholders. Sheshunoff projected that FNFC's shareholders will have a higher level of book value and earnings per share after the Merger than they would on a stand-alone basis. The primary focus has been on the short-term and long- term book value per share and earnings per share appreciation potential for FNFC's shareholders.

         Neither FNFC nor Trustmark imposed any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating its opinion. In rendering its opinion, Sheshunoff did not independently verify the asset quality and financial condition of FNFC or Trustmark, but instead relied upon the data provided by or on behalf of FNFC and Trustmark to be true and accurate in all material respects.

         For its services as financial analyst for FNFC, including the rendering of its opinion referred to above, FNFC has paid Sheshunoff aggregate fees of $10,000. FNFC also agreed to reimburse Sheshunoff for reasonable out-of-pocket expenses.

         Sheshunoff has provided professional services and products to FNFC in the past. The revenues derived from such services and products are insignificant when compared to Sheshunoff's total gross revenues. Trustmark has never engaged Sheshunoff to perform any services on its behalf.


BACKGROUND OF AND REASONS FOR THE CONVERSION OF TRUSTMARK BANK SHARES INTO TRUSTMARK SHARES

         Trustmark (formerly First Capital Corporation) was formed in 1968 and subsequently acquired substantially all of the shares of Trustmark National Bank (formerly First National Bank of Jackson) as a result of a voluntary exchange offer. Since all of the Bank's shareholders did not exchange their shares, Trustmark did not acquire 100 percent of the Bank's outstanding shares. In addition to seven Trustmark Bank directors that own 1,415 Trustmark Bank shares, there are, currently, 95 "minority" shareholders of Trustmark
Bank that own a total of 9,163 shares which constitutes .37% of Trustmark Bank's outstanding shares. The presence of these minority shareholders creates certain administrative and legal burdens which Trustmark and Trustmark Bank have determined would be desirable to eliminate. These burdens include formal shareholder meetings, the distribution of periodic information to shareholders and the potential conflict of interest which would arise if Trustmark found it beneficial to make an acquisition or engage in a business activity through a separate subsidiary. The elimination of minority shareholders will also make it easier for Trustmark to consider a cash acquisition in the future since, otherwise, the minority shareholders would receive a disproportionate dividend as a consequence of Trustmark Bank dividending funds to Trustmark to be used in the acquisition.

THE MERGER AGREEMENT

         The following describes certain aspects of the Merger Agreement dated as of May 4, 1994, and of the proposed Mergers. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference. A complete copy of the Merger Agreement can be obtained on request from Trustmark Corporation, 248 East Capitol Street, Jackson, Mississippi 39201, ATTN: David R. Carter.

         CONVERSION; FRACTIONAL SHARES

         The Merger

         On the Effective Date of the Merger, each FNFC common share then outstanding, other than those owned by FNFC's dissenting shareholders, automatically will be converted into: (i) 2.59736 shares of the common stock of Trustmark, and (ii) $.79363 in cash.

         If, between the date of the Merger Agreement and the Effective Date of the Merger, Trustmark's shares are changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split or stock dividend with a record date within such period, the number of Trustmark common shares to be issued and delivered in connection with the Merger shall be appropriately and proportionately adjusted so that the number of Trustmark shares to be issued will equal the number of Trustmark shares that FNFC's shareholders would have received had the record date for such reclassification, recapitalization, stock split or stock dividend been immediately following the Effective Date of the Merger.

         No fractional shares of Trustmark will be issued. In lieu of the issuance of fractional shares, each holder of FNFC common shares who would otherwise be entitled to a fractional share of Trustmark common stock will be paid cash upon surrender of all of the shareholder's FNFC stock certificates in an amount equal to the product of the fractional Trustmark share to which such shareholder would otherwise have been entitled multiplied by $15.50.

         The number of Trustmark shares and the amount of cash consideration to be received by FNFC's shareholders in connection with the Merger are subject to adjustment, without FNFC shareholder approval, in certain circumstances. Pursuant to Section 10.7 of the Merger Agreement, if the average closing market price of Trustmark's shares as reported on the NASDAQ/NMS system for the ten consecutive trading days preceding the 30th day prior to the Effective Date of the Merger is less than $13.50 per share, then the Boards of Directors of Trustmark and FNFC are authorized to renegotiate the applicable conversion ratios for the amount of cash and the number of shares of Trustmark stock into which each FNFC common share shall be converted. If the decline in such average closing market price is attributable to a market decline affecting the value of publicly traded financial institutions generally, the Board of Directors of FNFC shall have the authority to disregard the price decline and proceed to consummate the Merger on the original terms and conditions set out in the Merger Agreement. If the decline in Trustmark's average closing market price is determined by the Board of Directors of FNFC to be attributable to an adverse development affecting the financial condition of Trustmark only, the Board of Directors of FNFC may terminate the Merger Agreement. Unless the average closing market price of Trustmark shares is less than $12.875 per share, in the event that FNFC exercises its right to terminate the Merger Agreement due to the price of Trustmark's shares falling below $13.50 per share, then FNFC shall pay Trustmark's expenses, including attorney's fees, incurred in connection with the Merger.

         The Bank Merger

         On the Effective Date of the Bank Merger, each Trustmark Bank common share, other than shares owned by Trustmark and other than shares owned by Trustmark Bank's shareholders exercising dissenters' rights of appraisal, automatically will be converted into 13 shares of the common stock of Trustmark.

         The terms of the conversion of Trustmark Bank shares into Trustmark shares were fixed by the Boards of Directors of Trustmark and Trustmark Bank. These Boards believe that this exchange ratio is fair to the holders of the common shares of Trustmark Bank.

         If, between the date of the Merger Agreement and the Effective Date of the Bank Merger, Trustmark's shares are changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split or stock dividend with a record date within such period, the number of Trustmark common shares to be issued and delivered in connection with the Bank Merger shall be appropriately and proportionately adjusted so that the number of Trustmark shares to be issued to the shareholders of Trustmark Bank will equal the number of Trustmark shares that Trustmark Bank's shareholders would have received had the record date for such reclassification, recapitalization, stock split or stock dividend been immediately following the Effective Date of the Bank Merger.

         REPRESENTATIONS, WARRANTIES AND COVENANTS

         Pursuant to the Merger Agreement, FNFC and FNBV made various representations and warranties concerning FNFC's and FNBV's corporate and capital structures, financial condition, liabilities, legal and regulatory compliance, litigation and related matters. Similar representations and warranties were made by Trustmark and Trustmark Bank. The continued truth and accuracy of these representations and warranties are conditions precedent to consummation of the Mergers.

         FNFC and FNBV undertook certain covenants in the Merger Agreement, including agreements: to allow Trustmark access to their records and properties; not to encourage or solicit other acquisition offers or to enter into any acquisition negotiations or agreements; to operate their businesses in substantially the same manner as such businesses are currently being operated and to use their best efforts to maintain the good will of depositors, customers and suppliers; to use their best efforts to retain the services of their officers and employees; to notify Trustmark of any unusual or material problems or developments with respect to their businesses; not to incur any material obligation except in the ordinary course of business; not to increase the compensation of any director and, except for normal increases as a result of regular salary reviews of officers and employees, increase the compensation of any officer or employee or enter into or amend any contract of employment or enter into or amend any insurance, profit-sharing, pension, severance pay, bonus, incentive, deferred compensation or retirement plan or arrangement (provided, FNFC and FNBV are permitted to grant reasonable and customary raises to nonofficer employees in connection with annual employee reviews and evaluations and in connection with promotions of existing employees); not to make, extend or renew any loan or other extension of credit to any of their officers, directors or employees other than loans made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and that do not involve more than the normal risks of collectibility or present other unfavorable features; except as expressly permitted, not to pay any dividend or make any distribution; and not to make any change in their capital structures.

         Trustmark and Trustmark Bank's covenants include agreements: to operate their businesses in substantially the same manner as currently being operated and to use their best efforts to maintain the good will of their depositors, customers and suppliers; to use their best efforts to retain the services of their officers and employees; and to notify FNFC of any unusual or material problems or developments with respect to the business of either Trustmark or Trustmark Bank.

         FNFC, FNBV, Trustmark and Trustmark Bank are each obligated to use their best efforts to bring about the transactions contemplated by the Merger Agreement.

         SPECIAL AGREEMENTS

         Pursuant to Section 5.1 of the Merger Agreement, FNFC is permitted to pay a cash dividend of $.20 per share for each quarterly period ending prior to the Effective Date.

         Pursuant to Section 5.2 of the Merger Agreement, Trustmark stated its intention to continue the employment of the employees of FNBV after the Effective Date. However, as employees of Trustmark Bank, such persons are subject to salary review, reassignment and termination in the same manner as other employees of Trustmark Bank.

         Pursuant to Section 5.6 of the Merger Agreement and a separate agreement among the directors of FNFC and the parties, all of FNFC and FNBV's directors, other than Mr. Cappaert, agreed that, for a period of two years from the Effective Date, they will not become directly, indirectly or beneficially an employee, five percent or more stockholder or director of any bank, savings bank, savings association, trust company, financial institution or similar business enterprise which competes with Trustmark Bank, as successor to FNBV, within Warren County, Mississippi. These directors further agreed not to initiate any action to induce any employee of Trustmark Bank, as successor to FNBV, to leave Trustmark Bank's employment or directly or indirectly assist any other person or entity in requesting or inducing any such other employee of Trustmark Bank to leave such employment for a period of two years from the Effective Date. Additionally, pursuant to Section 6.4 of the Merger Agreement and the separate agreement among FNFC's directors and the parties, FNFC and FNFC's directors agreed not to solicit, initiate or encourage the making of any proposal for the acquisition of FNFC or FNBV.

         Pursuant to Section 5.7 of the Merger Agreement, following the Effective Date of the Merger, employees of FNBV will be entitled to the same employee benefits as are provided to Trustmark Bank's other employees.

         Pursuant to Section 5.8 of the Merger Agreement and the separate agreement among FNFC's directors and the parties, the directors of FNFC agreed to recommend that the shareholders of FNFC approve the Merger and to vote their FNFC shares in favor of the Merger.

         Pursuant to Section 5.11 of the Merger Agreement, FNFC and FNBV agreed to notify and consult with Trustmark before making, advancing, extending or renewing any significant loans or credits.

         In the course of negotiating the Merger Agreement, FNFC and Trustmark reached various understandings that were not set out in the Merger Agreement. These include: (1) former FNFC directors and Emmett Haining will serve as an advisory board to the Vicksburg branch of Trustmark Bank and will receive $350 for each advisory board meeting attended and, for a period of 12 months following the Merger, $500 per month, (2) two former FNFC directors will be nominated for election to Trustmark's board of directors, (3) the directors' deferred income plan will be assumed by Trustmark, (4) Trustmark will continue to provide automobiles to FNBV's three senior officers; (5) subject to review and discontinuation, FNFC's pre-retirement death benefit program will be continued, (7) Earl Lundy, Jerry Hall and John Bonar will be paid a bonus for 1994 equal to ten percent, five percent and five percent respectively of their salaries, (8) Mr. Lundy's supplemental retirement benefit will be honored, and in the event of his death during the 15-year payout this benefit will be paid to Mr. Lundy's wife or to his estate, (9) FNBV's pension plan will be merged with Trustmark's plan, all FNBV employees will receive credit for years of service at FNBV and no FNBV employee will receive reduced benefits, (10) FNBV's employees will receive salary increases sufficient to pay the additional cost of dependent medical, disability and group term life insurance, (11) FNFC's employee stock ownership plan will be terminated and the assets distributed to the employees or rolled over into the employee's IRA, and (12) liability insurance for FNBV's officers and employees will be continued.

         CONDITIONS TO CONSUMMATION OF THE MERGERS

         Trustmark and Trustmark Bank's obligations to consummate the Mergers are conditioned upon, among other things, the continued truth and accuracy of the representations and warranties of FNFC and FNBV; the performance of FNFC and FNBV's covenants; receipt of all required regulatory, director and shareholder approvals; the absence of any material adverse change in the financial condition, tangible properties or prospects of FNFC or FNBV subsequent to June 15, 1994; Trustmark receiving the written opinion of Arthur Andersen and Co. that the Mergers can be accounted for as a "pooling of interests" for financial reporting purposes and the accounting staff of the SEC not having asserted or threatened to assert a contrary position; receipt of the opinion of counsel to FNFC and FNBV required by the Merger Agreement; the reserve for loan losses then maintained by FNBV adequately providing for the anticipated loan losses of FNBV as of such date in accordance with the accepted audit, bank examination and bank regulatory standards; and Trustmark having received a favorable ruling or otherwise being satisfied that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

         The obligations of FNFC and FNBV to consummate the Mergers are conditioned upon, among other things, the continued truth and accuracy of the representations and warranties of Trustmark and Trustmark Bank; receipt of required regulatory, director and shareholder approvals; the absence of any material adverse change since December 31, 1993, in the condition, financial or otherwise, of Trustmark or Trustmark Bank; FNFC and FNBV having received a favorable revenue ruling or otherwise being satisfied that the Merger will qualify as a tax-free reorganization for federal income tax purposes;
Trustmark and Trustmark Bank's compliance with its covenants, agreements and undertakings in the Merger Agreement; receipt of the opinion of counsel to Trustmark and Trustmark Bank required by the Merger Agreement; and receipt of an opinion from a qualified investment banker that the Merger is fair to the shareholders of FNFC.

         TERMINATION

         The Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Date without liability on the part of any party as follows:

         (a) By the mutual consents of the Boards of Directors of FNFC and Trustmark;

         (b) By Trustmark, if a state or federal governmental agency or authority shall, at any time, fail to approve the transactions contemplated by the Merger Agreement or shall have instituted court proceedings to restrain or prohibit such transactions and such court proceedings shall not have been resolved prior to May 4, 1995;

         (c) By any party, if the Effective Date of the Mergers shall not have occurred on or prior to May 4, 1995, without the fault of such party.

         (d) By Trustmark, if at the time of such termination there shall have occurred a material adverse change in the financial condition or tangible properties of FNFC or FNBV subsequent to June 15, 1994;

         (e) By FNFC, if at the time of such termination there shall have occurred a material adverse change in the financial condition or tangible properties of Trustmark or Trustmark Bank subsequent to December 31, 1993;

         (f) By FNFC, if the average closing price of Trustmark's shares as reported on the NASDAQ/NMS for the ten consecutive trading days preceding the 30th day prior to the Effective Date is less than $13.50 per share and such price decline is, in the determination of FNFC's board of directors, a result of an adverse development affecting the financial condition of Trustmark and not affecting publicly traded financial institutions generally; however, unless the average trading price is less than $12.875 per share, FNFC and FNBV are required to pay Trustmark's reasonable expenses and attorneys' fees incurred in connection with the Merger;


         (g) By either Trustmark or FNFC if the shareholders of FNFC fail to approve the Merger;

         (h) By Trustmark, if there has been a material breach by either of FNFC or FNBV of any representation, warranty or obligation set forth in the Merger Agreement; or

         (i) By FNFC if there has been a material breach by either of Trustmark or Trustmark Bank of any representation, warranty or obligation set forth in the Merger Agreement.

PRO FORMA FINANCIAL STATEMENTS

        PRO FORMA COMBINATION OF TRUSTMARK CORPORATION AND SUBSIDIARIES
            WITH FIRST NATIONAL FINANCIAL CORPORATION AND SUBSIDIARY
                        PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1994
                                  (Unaudited)
                           (In Thousands of Dollars)



                                                                      FIRST
                                                                     NATIONAL
                                              TRUSTMARK              FINANCIAL             PRO FORMA             PRO FORMA
                                             CORPORATION            CORPORATION           ADJUSTMENTS            COMBINED
                                             -----------            -----------           -----------            --------
ASSETS
Cash and due from banks                      $  262,969               $ 14,928           ($2,018)(1)           $  275,879
Federal funds sold and securities purchased
  under reverse repurchase agreement            244,113                  7,300            (2,000)(2)              249,413
Securities                                    1,865,924                126,419                                  1,992,343
Loans, net                                    1,977,451                138,627                                  2,116,078
Property plant and equipment, net                58,808                  4,278                                     63,086
Other assets                                    135,331                 10,194                                    145,525
                                             ----------               --------            ----------           ----------
  TOTAL ASSETS                               $4,544,596               $301,746              ($4,018)           $4,842,324
                                             ==========               ========            ==========           ==========

LIABILITIES
Deposits                                     $3,274,947               $258,071             ($918)(1)           $3,532,100
Federal funds purchased and securities sold
  under agreements to repurchase                850,970                  3,330            (2,000)(2)              852,300
Accrued expenses and other liabilities           47,236                 11,200            (1,349)(3)               57,087
                                             ----------               --------            ----------           ----------
  TOTAL LIABILITIES                           4,173,153                272,601               (4,267)            4,441,487

STOCKHOLDERS' EQUITY
Common stock                                     12,989                  5,544            (3,987)(3)               14,546
Surplus                                         220,888                 18,277              4,236(3)              243,401
Retained earnings                               134,701                  5,619                                    140,320
Unrealized security gains/(losses)                2,865                  (295)                                      2,570
                                             ----------               --------            ----------           ----------
  TOTAL STOCKHOLDERS' EQUITY                    371,443                 29,145                   249              400,837
                                             ----------               --------            ----------           ----------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                     $4,544,596               $301,746              ($4,018)           $4,842,324
                                             ==========               ========            ==========           ==========


         PRO FORMA ADJUSTMENTS
(1) To record the payment of $1,100,000 cash to the shareholders of FNFC as part of the exchange price and to eliminate deposits of $918,000 that FNFC has with Trustmark.

(2)      To eliminate federal funds of $2,000,000 that FNFC has with Trustmark.

(3) To record the issuance of 3,600,000 shares of Trustmark stock to FNFC shareholders and to record the issuance of 137,514 shares of Trustmark stock to the minority shareholders of Trustmark Bank in exchange for their shares.

        PRO FORMA COMBINATION OF TRUSTMARK CORPORATION AND SUBSIDIARIES
            WITH FIRST NATIONAL FINANCIAL CORPORATION AND SUBSIDIARY
                    PRO FORMA COMBINED STATEMENTS OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1994
                                  (Unaudited)
                (In Thousands of Dollars Except Per Share Data)



                                                                          FIRST
                                                                         NATIONAL
                                                TRUSTMARK               FINANCIAL                PRO FORMA
                                               CORPORATION             CORPORATION                COMBINED
                                               -----------             -----------                --------
INTEREST INCOME
Interest and fees on loans                        $41,370                 $3,182                  $44,552
Interest and dividends on securities               27,978                  1,568                   29,546
Interest on federal funds sold and securities
  purchased under reverse repurchase
  agreements                                        2,120                    108                    2,228
                                                   ------                  -----                   ------
  TOTAL INTEREST INCOME                            71,468                  4,858                   76,326

INTEREST EXPENSE
Interest on deposits                               19,950                  1,871                   21,821
Interest on federal funds purchased and
  securities sold under repurchase agreements       6,716                     18                    6,734
Interest on other borrowings                                                 112                      112
                                                   ------                  -----                   ------
  TOTAL INTEREST EXPENSE                           26,666                  2,001                   28,667
                                                   ------                  -----                   ------
NET INTEREST INCOME                                44,802                  2,857                   47,659
Provision for loan losses                             215                     97                      312
                                                   ------                  -----                   ------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                  44,587                  2,760                   47,347
OTHER INCOME
Trust service income                                2,231                     56                    2,287
Service charges on deposit accounts                 4,188                    266                    4,454
Other account charges, fees and commissions         4,342                                           4,342
Other                                                 602                    270                      872
                                                   ------                  -----                  -------
  TOTAL OTHER INCOME                               11,363                    592                   11,955
OTHER EXPENSES
Salaries                                           14,699                    950                   15,649
Employee Benefits                                   2,959                    249                    3,208
Net occupancy - premises                            1,806                    190                    1,996
Equipment expenses                                  2,971                    232                    3,203
Services and fees                                   4,038                                           4,038
FDIC insurance assessment                           1,781                    135                    1,916
Amortization of intangible assets                   1,675                                           1,675
Other                                               6,304                    696                    7,000
                                                   ------                  -----                   ------
  TOTAL OTHER EXPENSES                             36,233                  2,452                   38,685
                                                   ------                  -----                   ------
INCOME BEFORE INCOME TAXES                         19,717                    900                   20,617
Income taxes                                        6,650                    147                    6,797
                                                   ------                  -----                   ------

  NET INCOME                                      $13,067                  $ 753                  $13,820
                                                  =======                  =====                  =======

PER SHARE DATA
NET INCOME PER SHARE                                $0.42                  $0.54                    $0.40
                                                    =====                  =====                    =====

WEIGHTED AVERAGE SHARES OUTSTANDING            31,172,907              1,386,023               34,910,421
                                               ==========              =========               ==========

        PRO FORMA COMBINATION OF TRUSTMARK CORPORATION AND SUBSIDIARIES
            WITH FIRST NATIONAL FINANCIAL CORPORATION AND SUBSIDIARY
                    PRO FORMA COMBINED STATEMENTS OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1993
                                  (Unaudited)
                (In Thousands of Dollars Except Per Share Data)

                                                                          FIRST
                                                                         NATIONAL
                                                TRUSTMARK               FINANCIAL                PRO FORMA
                                               CORPORATION             CORPORATION                COMBINED
                                               -----------             -----------                --------
INTEREST INCOME
Interest and fees on loans                        $39,292                 $3,454                  $42,746
Interest and dividends on securities               29,776                  1,374                   31,150
Interest on federal funds sold and securities
  purchased under reverse repurchase
  agreements                                        2,144                    141                    2,285
                                                   ------                  -----                   ------
  TOTAL INTEREST INCOME                            71,212                  4,969                   76,181

INTEREST EXPENSE
Interest on deposits                               23,051                  2,025                   25,076
Interest on federal funds purchased and
  securities sold under repurchase agreements       4,948                                           4,948
                                                   ------                  -----                   ------
  TOTAL INTEREST EXPENSE                           27,999                  2,025                   30,024
                                                   ------                  -----                   ------
NET INTEREST INCOME                                43,213                  2,944                   46,157
Provision for loan losses                           3,786                    296                    4,082
                                                   ------                  -----                   ------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                  39,427                  2,648                   42,075
OTHER INCOME
Trust service income                                1,976                     53                    2,029
Service charges on deposit accounts                 4,092                    218                    4,310
Other account charges, fees and commissions         3,522                                           3,522
Other                                                 887                    500                    1,387
                                                   ------                  -----                   ------
  TOTAL OTHER INCOME                               10,477                    771                   11,248
OTHER EXPENSES
Salaries                                           12,710                    896                   13,606
Employee Benefits                                   2,670                    205                    2,875
Net occupancy - premises                            1,585                    329                    1,914
Equipment expenses                                  2,647                                           2,647
Services and fees                                   3,817                                           3,817
FDIC insurance assessment                           1,780                    132                    1,912
Amortization of intangible assets                   2,445                                           2,445
Other                                               6,918                    963                    7,881
                                                   ------                  -----                   ------
  TOTAL OTHER EXPENSES                             34,572                  2,525                   37,097
                                                   ------                  -----                   ------
INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE                          15,332                    894                   16,226
Income taxes                                        5,330                    156                    5,486
                                                   ------                  -----                   ------
INCOME BEFORE CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING PRINCIPLE                 10,002                    738                   10,740
Cumulative effect on prior years of
  change in accounting for income taxes             1,519                                           1,519
                                                   ------                  -----                   ------

  NET INCOME                                      $11,521                  $ 738                  $12,259
                                                  =======                  =====                  =======
PER SHARE DATA
Income before cumulative effect of
  change in accounting principle                    $0.34                  $0.53                    $0.32
Cumulative effect on prior years of change
  in accounting for income taxes                     0.05                                            0.05
                                                    -----                  -----                   ------
NET INCOME PER SHARE                                $0.39                  $0.53                    $0.37
                                                    =====                  =====                   ======

WEIGHTED AVERAGE SHARES OUTSTANDING            29,476,383              1,386,023               33,213,897
                                               ==========              =========               ==========

        PRO FORMA COMBINATION OF TRUSTMARK CORPORATION AND SUBSIDIARIES
            WITH FIRST NATIONAL FINANCIAL CORPORATION AND SUBSIDIARY
                    PRO FORMA COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1993
                                  (Unaudited)
                (In Thousands of Dollars Except Per Share Data)

                                                                          FIRST
                                                                         NATIONAL
                                                TRUSTMARK               FINANCIAL                PRO FORMA
                                               CORPORATION             CORPORATION                COMBINED
                                               -----------             -----------                --------
INTEREST INCOME
Interest and fees on loans                       $163,540                $13,940                 $177,480
Interest and dividends on securities              122,233                  5,815                  128,048
Interest on federal funds sold and securities
  purchased under reverse repurchase
  agreements                                        4,786                    293                    5,079
                                                  -------                 ------                  -------
  TOTAL INTEREST INCOME                           290,559                 20,048                  310,607

INTEREST EXPENSE
Interest on deposits                               86,958                  7,750                   94,708
Interest on federal funds purchased and
  securities sold under repurchase agreements      22,044                     18                   22,062
Interest on other borrowings                                                 215                      215
                                                  -------                 ------                  -------
  TOTAL INTEREST EXPENSE                          109,002                  7,983                  116,985
                                                  -------                 ------                  -------
NET INTEREST INCOME                               181,557                 12,065                  193,622
Provision for loan losses                          17,596                  1,000                   18,596
                                                  -------                 ------                  -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                 163,961                 11,065                  175,026
OTHER INCOME
Trust service income                                7,914                    262                    8,176
Service charges on deposit accounts                17,322                  1,013                   18,335
Other account charges, fees and commissions        16,621                                          16,621
Other                                               3,517                  1,249                    4,766
                                                  -------                 ------                  -------
  TOTAL OTHER INCOME                               45,374                  2,524                   47,898
OTHER EXPENSES
Salaries                                           54,349                  3,691                   58,040
Employee Benefits                                  10,161                  1,030                   11,191
Net occupancy - premises                            7,206                    692                    7,898
Equipment expenses                                 11,699                    812                   12,511
Services and fees                                  16,082                                          16,082
FDIC insurance assessment                           7,208                    541                    7,749
Amortization of intangible assets                   8,291                                           8,291
Other                                              24,615                  4,189                   28,804
                                                  -------                 ------                  -------
  TOTAL OTHER EXPENSES                            139,611                 10,955                  150,566
                                                  -------                 ------                  -------
INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE                          69,724                  2,634                   72,358
Income taxes                                       21,093                    532                   21,625
                                                 --------                 ------                  -------
INCOME BEFORE CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING PRINCIPLE                 48,631                  2,102                   50,733
Cumulative effect on prior years of
  change in accounting for income taxes             1,519                                           1,519
                                                  -------                 ------                   ------
  NET INCOME                                     $ 50,150                $ 2,102                  $52,252
                                                 ========                =======                  =======
PER SHARE DATA
Income before cumulative effect of
  change in accounting principle                    $1.61                  $1.52                    $1.50
Cumulative effect on prior years of change
  in accounting for income taxes                     0.05                                            0.04
                                                    -----                 ------                   ------
NET INCOME PER SHARE                                $1.66                  $1.52                    $1.54
                                                    =====                  =====                   ======

WEIGHTED AVERAGE SHARES OUTSTANDING            30,187,529              1,386,023               33,925,043
                                               ==========              =========               ==========

        PRO FORMA COMBINATION OF TRUSTMARK CORPORATION AND SUBSIDIARIES
            WITH FIRST NATIONAL FINANCIAL CORPORATION AND SUBSIDIARY
                    PRO FORMA COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1992
                                  (Unaudited)
                (In Thousands of Dollars Except Per Share Data)



                                                                          FIRST
                                                                         NATIONAL
                                                TRUSTMARK               FINANCIAL                PRO FORMA
                                               CORPORATION             CORPORATION                COMBINED
                                               -----------             -----------                --------
INTEREST INCOME
Interest and fees on loans                       $163,005                $15,178                 $178,183
Interest and dividends on securities              119,084                  6,497                  125,581
Interest on federal funds sold and securities
  purchased under reverse repurchase
  agreements                                        6,574                    288                    6,862
                                                  -------                 ------                  -------
  TOTAL INTEREST INCOME                           288,663                 21,963                  310,626

INTEREST EXPENSE
Interest on deposits                              112,650                  9,661                  122,311
Interest on federal funds purchased and
  securities sold under repurchase agreements      16,055                      3                   16,058
                                                  -------                 ------                  -------
  TOTAL INTEREST EXPENSE                          128,705                  9,664                  138,369
                                                  -------                 ------                  -------
NET INTEREST INCOME                               159,958                 12,299                  172,257
Provision for loan losses                          24,068                  2,669                   26,737
                                                  -------                 ------                  -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                 135,890                  9,630                  145,520
OTHER INCOME
Trust service income                                7,106                    300                    7,406
Service charges on deposit accounts                16,924                    915                   17,839
Other account charges, fees and commissions        13,775                                          13,775
Other                                               5,784                    779                    6,563
                                                  -------                 ------                  -------
  TOTAL OTHER INCOME                               43,589                  1,994                   45,583
OTHER EXPENSES
Salaries                                           50,116                  3,572                   53,688
Employee Benefits                                   8,326                    779                    9,105
Net occupancy - premises                            6,687                    528                    7,215
Equipment expenses                                 11,399                    779                   12,178
Services and fees                                  16,044                                          16,044
FDIC insurance assessment                           6,951                    535                    7,486
Amortization of intangible assets                   5,318                                           5,318
Other                                              19,670                  2,139                   21,809
                                                  -------                 ------                  -------
  TOTAL OTHER EXPENSES                            124,511                  8,332                  132,843
                                                  -------                 ------                  -------
INCOME BEFORE INCOME TAXES                         54,968                  3,292                   58,260
Income taxes                                       16,711                    780                   17,491
                                                  -------                 ------                  -------

  NET INCOME                                     $ 38,257                $ 2,512                 $ 40,769
                                                 ========                =======                 ========

PER SHARE DATA
NET INCOME PER SHARE                                $1.30                  $1.81                    $1.23
                                                    =====                  =====                   ======

WEIGHTED AVERAGE SHARES OUTSTANDING            29,476,383              1,386,023               33,213,897
                                               ==========              =========               ==========

        PRO FORMA COMBINATION OF TRUSTMARK CORPORATION AND SUBSIDIARIES
            WITH FIRST NATIONAL FINANCIAL CORPORATION AND SUBSIDIARY
                    PRO FORMA COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1991
                                  (Unaudited)
                (In Thousands of Dollars Except Per Share Data)



                                                                          FIRST
                                                                         NATIONAL
                                                 TRUSTMARK              FINANCIAL                PRO FORMA
                                                CORPORATION            CORPORATION                COMBINED
                                                -----------            -----------                --------
INTEREST INCOME
Interest and fees on loans                       $185,426                $17,260                 $202,686
Interest and dividends on securities              107,884                  6,259                  114,143
Interest on federal funds sold and securities
  purchased under reverse repurchase
  agreements                                       16,360                    479                   16,839
                                                  -------                 ------                  -------
  TOTAL INTEREST INCOME                           309,670                 23,998                  333,668

INTEREST EXPENSE
Interest on deposits                              154,988                 12,867                  167,855
Interest on federal funds purchased and
  securities sold under repurchase agreements      19,354                      6                   19,360
                                                  -------                 ------                  -------
  TOTAL INTEREST EXPENSE                          174,342                 12,873                  187,215
                                                  -------                 ------                  -------
NET INTEREST INCOME                               135,328                 11,125                  146,453
Provision for loan losses                          25,207                  1,970                   27,177
                                                  -------                 ------                  -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                 110,121                  9,155                  119,276
OTHER INCOME
Trust service income                                6,103                    207                    6,310
Service charges on deposit accounts                16,272                    849                   17,121
Other account charges, fees and commissions        12,065                                          12,065
Other                                               4,051                    722                    4,773
                                                  -------                 ------                  -------
  TOTAL OTHER INCOME                               38,491                  1,778                   40,269
OTHER EXPENSES
Salaries                                           45,280                  3,368                   48,648
Employee Benefits                                   6,997                    709                    7,706
Net occupancy - premises                            6,637                    549                    7,186
Equipment expenses                                 10,352                    697                   11,049
Services and fees                                  14,472                                          14,472
FDIC insurance assessment                           6,374                    527                    6,901
Amortization of intangible assets                   4,790                                           4,790
Other                                              17,459                  2,015                   19,474
                                                  -------                  -----                  -------
  TOTAL OTHER EXPENSES                            112,361                  7,865                  120,226
                                                  -------                  -----                  -------
INCOME BEFORE INCOME TAXES                         36,251                  3,068                   39,319
Income taxes                                        8,680                    427                    9,107
                                                  -------                  -----                  -------

  NET INCOME                                     $ 27,571                 $2,641                 $ 30,212
                                                 ========                 ======                 ========

PER SHARE DATA
NET INCOME PER SHARE                                $0.94                  $1.91                    $0.91
                                                    =====                  =====                    =====

WEIGHTED AVERAGE SHARES OUTSTANDING            29,476,383              1,386,023               33,213,897
                                               ==========              =========               ==========

PROCEDURE FOR EXCHANGE OF CERTIFICATES

         As soon as practicable after the Effective Date of the Mergers, notice will be given to FNFC and Trustmark Bank's shareholders of the procedure for surrendering and exchanging their share certificates for share certificates representing Trustmark common shares.

         Any FNFC or Trustmark Bank shareholder whose stock certificates have been lost or destroyed will be required to provide Trustmark with a statement certifying such loss or destruction and an indemnity (such as a lost or stolen securities bond) satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense which may result from such lost or destroyed certificates being thereafter presented to Trustmark for exchange.

         Until a former FNFC or Trustmark Bank shareholder has surrendered the certificates representing his FNFC or Trustmark shares or provided indemnity as provided above, such shareholder shall not be issued the Trustmark share certificates to which he is entitled, and no dividends or other distributions with respect to such Trustmark shares shall be paid. However, when such certificates are surrendered or indemnity provided, Trustmark shall pay, without interest, all unpaid dividends and other distributions otherwise payable with respect to such Trustmark shares.

RIGHTS OF DISSENTING SHAREHOLDERS

         The Merger

         Mississippi law provides dissenters' rights of appraisal in connection with the merger of FNFC with and into Trustmark. The following summarizes Mississippi law in connection with such dissenters' rights. This summary is qualified in its entirety by reference to Miss. Code Ann. Section 79-4-13.01 to 79-4-13.31, a copy of which is attached as Exhibit "A" to this Proxy Statement-Prospectus.

         The availability of dissenters' rights is conditioned upon strict compliance with applicable law. Accordingly, any FNFC shareholder who wishes to dissent from the proposed Merger and receive the value of his FNFC shares in cash should consult independent counsel.

         Pursuant to Miss. Code Ann. Section 79-4-13.21(a), in order to be eligible to exercise the right to dissent, a FNFC shareholder must (i) give notice in writing to Trustmark prior to the vote on the Merger that he intends to demand payment for his shares if the Merger is effectuated, and (ii) not vote his shares in favor of the Merger.

         If the Merger is authorized at the Special Meeting, pursuant to Miss. Code Ann. Section 79-4-13.22, Trustmark, within ten days after the Effective Date of the Merger, must deliver a written notice (the "Dissenters Notice") to all shareholders who satisfied the requirements of the preceding paragraph. This notice must (i) state where the payment demand ("Payment Demand") must be sent and where and when certificates for shares must be deposited, (ii) supply a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger and requires that the shareholder asserting dissenters' rights certify whether he acquired beneficial ownership of the shares before that date, (iii) set a date by which Trustmark must receive the Payment Demand, which date may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered, and (iv) be accompanied by a copy of Miss. Code Ann. Section 79-4-13.01 et. seq.

         A shareholder sent a Dissenters' Notice must, pursuant to Miss. Code Ann. Section 79-4-13.23, demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the Dissenters' Notice and deposit his certificates in accordance with the terms of the Dissenters' Notice.

         A shareholder who demands payment and deposits his shares retains all other rights of a shareholder until those rights are cancelled or modified by the taking of the proposed corporate action.

         A shareholder who does not demand payment or deposit his share certificates where required, each by the date set forth in the Dissenters' Notice, is not entitled to payment for his shares.

         Pursuant to Miss. Code Ann. Section 79-4-13.25, as soon as the Merger is effective, or upon receipt of a Payment Demand, Trustmark is required to pay each dissenter who has complied with his obligations under law the amount Trustmark estimates to be the fair value of his shares, plus accrued interest.

         This payment must be accompanied by (i) Trustmark's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for the year, and the latest available interim financial statements, if any; (ii) a statement of Trustmark's estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter's right to demand payment under Miss. Code Ann.
Section 79-4-13.28; and (v) a copy of Miss. Code Ann. Section 79-4-13.01 et.
seq.

         Pursuant to Miss. Code Ann. Section 79-4-13.27, Trustmark may elect to withhold payment from a dissenter who was not the beneficial owner of the shares on the date set forth in the Dissenters' Notice as the date of the first announcement to news media or to FNFC's shareholders of the terms of the proposed Merger.

         To the extent Trustmark elects to withhold payment as described in the immediately preceding paragraph, after consummation of the Merger, Trustmark shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. Trustmark shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment pursuant to Miss. Code Ann. Section 79-4-13.28.

         Pursuant to Miss. Code Ann. Section 79-4-13.28, a dissenter may notify Trustmark in writing of his estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payments previously made) or reject Trustmark's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if: (i) the dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated; (ii) Trustmark fails to make payment under Section 79-4-13.25 within 60 days after the date set forth demanding payment; or (iii) Trustmark, having failed to take the proposed action, does not return the deposited certificates within 60 days after the date set forth demanding payment.

         A dissenter waives his right to demand payment under Section 79-4-13.28 unless he notifies Trustmark of his demand in writing under this section within 30 days after Trustmark made or offered payment for his shares.

         Pursuant to Miss. Code Ann. Section 79-4-13.30, if a demand for payment under Miss. Code Ann. Section 79-4-13.28 remains unsettled, Trustmark must commence a proceeding within 60 days after receiving the Payment Demand and petition the court to determine the fair value of the shares and accrued interest. If Trustmark does not commence this proceeding within this 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
         Trustmark must commence this proceeding in the Chancery Court of Hinds County. Trustmark must make all dissenters whose demands remained unsettled parties to the proceeding. The Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraiser shall have the powers described in the order appointing them, or in any amendment to it. Dissenters are entitled to the same discovery rights as parties to other civil litigation.

         Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the Court finds the fair value of its shares, plus interest, exceeds the amount paid by Trustmark, or
(ii) for the fair value, plus accrued interest, of his after-acquired shares for which Trustmark elected to withhold payment under Section 79-4-13.27.

         Pursuant to Miss. Code Ann. Section 79-4-13.31, the Court, in an appraisal proceeding, shall determine all costs of the proceeding, including the reasonable compensation and expense of appraisers appointed by the Court. The Court shall assess these costs against Trustmark, except that the Court may assess costs against all or some of the dissenters, in amounts the Court finds equitable, to the extent the Court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

         The Court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the Court finds equitable: (i) against Trustmark and in favor of any and all dissenters if the Court finds that Trustmark did not substantially comply with the requirements of Section 79-4-13.20 through Section 79-4-13.28, or (ii) against either Trustmark or a dissenter, in favor of any other party, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Miss. Code Ann.
Section 79-4-13.01 et. seq.

         If the Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services shall not be assessed against Trustmark, the Court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         The Bank Merger

         FNBV is being combined with Trustmark Bank pursuant to 12 U.S.C.
Section 215. Pursuant to this law, any shareholder of either FNBV or Trustmark Bank who has voted against the combination at the special meeting of shareholders or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller of the Currency upon written request made to the consolidated association at any time before 30 days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

         The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association;

and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares.

         If, within 90 days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the Comptroller of the Currency shall, upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within 30 days after payment has been made to all dissenting shareholders, the shares of stock which would have been delivered to such dissenting shareholders had they not requested payment shall be sold at an advertised public auction, unless some other method of sale is approved by the Comptroller of the Currency, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within 30 days thereafter to such person or persons and at such price not less than par as its Board of Directors by resolution may determine. If these shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess of such sales price shall be paid to such shareholders.


FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax discussion set forth herein has been prepared by Brunini, Grantham, Grower & Hewes, counsel to Trustmark, and, except as indicated, reflects such counsel's opinion as to certain of the material federal income tax consequences of the Mergers. This discussion does not necessarily address all aspects of federal income taxation that may be applicable to each FNFC and Trustmark Bank shareholder and does not address the effect of any applicable state, local or foreign tax laws. In view of the individual nature of federal income tax consequences, FNFC and Trustmark Bank's shareholders should consult their own tax advisers as to the particular tax consequences of the Mergers to them. The discussion is based on the Internal Revenue Code of 1986, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practices, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion is also based on certain representations made by the parties. If any such representations are inaccurate, the tax consequence of the Mergers could differ from those described below.

         The Merger Agreement provides that, as a condition to the parties' obligations to consummate the Mergers, each party must be satisfied that the Mergers will qualify as tax-free reorganizations for federal income tax purposes. It is anticipated that Brunini, Grantham, Grower & Hewes, counsel to Trustmark, will render its opinion that the transactions contemplated by the Merger Agreement will qualify as tax-free reorganizations within the meaning of
Section 368(a) of the Internal Revenue Code.

         The Merger

         It is intended that, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that, accordingly, (i) no gain or loss will be recognized by FNFC's shareholders upon the receipt of Trustmark common shares in exchange for FNFC common shares in connection with the Merger (except as discussed below with respect to the cash portion of the transaction and with respect to the cash received in lieu of fractional shares), (ii) the tax basis of the Trustmark common shares to be received by FNFC's shareholders in connection with the Merger shall be the same as the basis in the FNFC shares surrendered in exchange therefor (reduced by the amount of cash received and increased by the amount of cash received treated as a dividend), and (iii) the holding period of the Trustmark shares to be received by FNFC's shareholders in connection with the Merger will include the holding period of the FNFC common shares surrendered in exchange therefor, provided that the FNFC shares are held as a capital asset as of the Effective Date of the Merger.

         The payment of cash in lieu of fractional Trustmark shares in connection with the Merger will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Trustmark. These cash payments will be treated as distributions in full payment in exchange for the shares redeemed, subject to the provisions of Section 302 of the Internal Revenue Code.

         The cash portion of the consideration to be received in connection with the Merger, including the cash received by FNFC's shareholders exercising dissenters' rights of appraisal, will be treated as having been received by such shareholders as a distribution in redemption of such shareholder's stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

         The Bank Merger

         It is intended that, for federal income tax purposes, the Bank Merger and the exchange of Trustmark Bank common shares for Trustmark common shares will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that, accordingly, (i) no gain or loss will be recognized by Trustmark Bank's shareholders upon the receipt of Trustmark common shares in exchange for Trustmark Bank common shares in connection with the Bank Merger, (ii) the tax basis of the Trustmark common shares to be received by the Trustmark Bank shareholders in connection with the Bank Merger shall be the same as the basis in the Trustmark Bank shares surrendered in exchange therefor, and (iii) the holding period of the Trustmark shares to be received by Trustmark Bank's shareholders in connection with the Bank Merger will include the holding period of the Trustmark Bank common shares surrendered in exchange therefor, provided that the Trustmark Bank shares are held as a capital asset as of the Effective Date of the Bank Merger.

         A Trustmark Bank shareholder who exercises dissenters' rights of appraisal and receives cash in lieu of Trustmark shares in connection with the Bank Merger will be treated as having received a distribution in redemption of such shareholder's stock in Trustmark Bank, subject to the provisions of
Section 302 of the Internal Revenue Code.

ACCOUNTING TREATMENT

         The combinations resulting from the Mergers will be treated as a pooling of interests for financial reporting purposes.

         As such, subject to certain adjustments, including adjustments for inter-company transactions, the various asset, liability and capital accounts of the constituent entities will be combined.

RESALES OF TRUSTMARK COMMON SHARES

         The Trustmark common shares to be issued in connection with the Mergers have been registered under the Securities Act of 1933 and, if
necessary, applicable state securities laws.    However, such registrations do
not cover resales by persons who are "affiliates" of FNFC or Trustmark Bank. Persons who may be deemed affiliates of FNFC or Trustmark Bank generally include individuals or entities that control, are controlled by or are under common control with such entities and may include certain officers, directors and principal shareholders. In general, for a period of two years following the Mergers, persons who were affiliates of FNFC or Trustmark Bank at the time the Mergers were submitted to a shareholder vote and who do not become affiliates of Trustmark may resell the Trustmark shares acquired in the Mergers; however, during any three-month period they cannot sell more than one percent of the number of Trustmark shares outstanding and must make all sales pursuant to "brokerage" transactions. After this two-year period, these persons may generally resell the Trustmark shares acquired in the Mergers without limitation. Since one percent of Trustmark's outstanding shares will equal approximately 349,104 shares following the Mergers, the foregoing limitation should have no practical effect on resales by FNFC or Trustmark Bank's affiliates. Trustmark common shares issued pursuant to the Mergers to persons who are not affiliates of FNFC or Trustmark Bank should be freely transferrable without restriction.

         Persons who are affiliates of Trustmark following the Mergers may resell Trustmark shares acquired in the Merger subject to the limitations of Rule 144 promulgated under the Securities Act of 1933.

REGULATORY AUTHORITY APPROVALS

         Consummation of the Mergers is subject to and conditioned upon the receipt of the approval of the Federal Reserve Board and the Comptroller of the Currency and the absence of objection by the United States Department of Justice.

         Trustmark and FNFC have filed applications for approval of the Mergers with the Federal Reserve Board and the Comptroller of the Currency. There can be no assurance that the Mergers will be approved, that any such approvals will occur in a timely manner or that any such approvals or acquiescences will not be conditioned upon matters that would cause the parties to abandon the Merger.


MANAGEMENT AND OPERATIONS  AFTER THE MERGERS

         On the Effective Date of the Mergers: (i) FNFC shall be merged into Trustmark, (ii) FNBV shall be consolidated with Trustmark Bank under the charter of Trustmark Bank, and (iii) the separate corporate existences of FNFC and FNBV shall cease. FNFC's shareholders and Trustmark Bank's minority shareholders not exercising dissenters' rights of appraisal will become shareholders of Trustmark. FNBV will become a branch bank of Trustmark Bank. The present officers and directors of Trustmark Bank will remain as officers and directors of the surviving entity following the Bank Merger. The current officers of FNBV initially will become officers of Trustmark Bank, with titles and salaries the same as existed while employed by FNBV. The current directors of FNFC and Emmett Haining will serve as advisory directors of the Vicksburg branch of Trustmark Bank.

         Information concerning the current directors and executive officers of Trustmark is contained in the proxy statement for Trustmark's 1994 annual meeting of shareholders. Copies of Trustmark's 1994 proxy statement and annual report on Form 10-K may be obtained on request from Trustmark, 248 E. Capitol Street, Jackson, Mississippi 39201, ATTN: David R. Carter, Treasurer.

COMPARISON OF RIGHTS OF SHAREHOLDERS

         Trustmark and FNFC

         Both Trustmark and FNFC are Mississippi business corporations, subject to the provision of the Mississippi Business Corporation Act. The rights of shareholders of Trustmark and FNFC are governed by this Act and the articles of incorporation and bylaws of each corporation. The rights of shareholders of Trustmark are not materially different than the rights of shareholders of FNFC.

         Trustmark and Trustmark Bank

         Trustmark Bank is a national banking association. The rights of shareholders of Trustmark National Bank are governed by various federal banking laws as well as the articles of association and bylaws of Trustmark Bank.

LEGAL OPINIONS

         The validity of the Trustmark common shares to be issued in connection with the Mergers will be passed upon by Brunini, Grantham, Grower & Hewes, counsel to Trustmark. Brunini, Grantham, Grower & Hewes will also issue the opinion on behalf of Trustmark required by the Merger Agreement and an opinion on the tax aspects of the Mergers. Brunini, Grantham, Grower & Hewes and its partners beneficially own approximately 250,000 shares of Trustmark common stock.

EXPERTS

         The audited consolidated financial statements of Trustmark Corporation and subsidiaries as of and for the years ended December 31, 1992 and 1993, incorporated by reference in this Proxy Statement-Prospectus and elsewhere in the related Registration Statement, have been audited by Arthur Andersen & Co, Independent Public Accountants, as indicated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of Trustmark Corporation and subsidiaries for the year ending December 31, 1991, incorporated by reference from Trustmark's annual report on Form 10-K, have been audited by Deloitte & Touche, Independent Auditors and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The audited consolidated financial statements of First National Financial Corporation and subsidiary as of and for the year ended December 31, 1993, incorporated by reference in this

Proxy Statement-Prospectus and elsewhere in the related Registration Statement, have been audited by Arthur Andersen & Co., Independent Public Accountants, as indicated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said report.

         The consolidated financial statements of First National Financial Corporation and subsidiary as of December 31, 1992 and for the years ending December 31, 1991, and 1992, incorporated by reference from First National Financial Corporation's annual report on Form 10-K, have been audited by Deloitte & Touche, Independent Auditors and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  EXHIBIT "A"

                                   ARTICLE 13

                               DISSENTERS' RIGHTS

Section  79-4-13.01.      DEFINITIONS.

         In this article:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

Section  79-4-13.02.      RIGHT TO DISSENT.

         (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                 (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

                 (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                 (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                 (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                          (i) Alters or abolishes a preferential right of the shares;

                          (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                          (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                          (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                          (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 79-4-6.04; or

                 (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either (i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

         (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section  79-4-13.03.      DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Section  79-4-13.20.      NOTICE OF DISSENTERS' RIGHTS.

         (a)     If proposed corporate action creating dissenters' rights under
Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

SECTION  79-4-13.21.      NOTICE OF INTENT TO DEMAND PAYMENT.

         (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

SECTION  79-4-13.22.      DISSENTERS' NOTICE.

         (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

         (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

         (5)     Be accompanied by a copy of this article.





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
SECTION 79-4-13.23.       DUTY TO DEMAND PAYMENT.

         (a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

SECTION 79-4-13.24.       SHARE RESTRICTIONS.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SECTION 79-4-13.25.       PAYMENT.

         (a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b)     The payment must be accompanied by:

                 (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                 (2) A statement of the corporation's estimate of the fair value of the shares;

                 (3)      An explanation of how the interest was calculated;





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
                 (4) A statement of the dissenters' right to demand payment under Section 79-4-13.28; and

                 (5)      A copy of this article.

SECTION 79-4-13.26.       FAILURE TO TAKE ACTION.

         (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

SECTION 79-4-13.27.     AFTER-ACQUIRED SHARES.

         (a)     A corporation may elect to withhold payment required by
Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

SECTION 79-4-13.28.       PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
                          OFFER.

         (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

                 (1)      The dissenter believes that the amount paid under
                          Section 79-4-13.25 or offered under Section
                          79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;





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
                 (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

                 (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

SECTION 79-4-13.30.      COURT ACTION.

         (a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount





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
paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

SECTION 79-4-13.31.      COURT COSTS AND COUNSEL FEES.

         (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                 (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

                 (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.





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
                                  EXHIBIT "B"


                    ALEX SHESHUNOFF & CO. INVESTMENT BANKING


                                  June 1, 1994



Board of Directors
First National Financial Corporation
P. O. Box 39
Vicksburg, Mississippi 39180

Members of the Board:


You have requested our opinion, as an independent financial analyst to the common shareholders of First National Financial Corporation, Vicksburg, Mississippi ("Company"), as to the fairness, from a financial point of view, of the terms of the proposed merger of Company with and into Trustmark Corporation, Jackson, Mississippi ("Trustmark"). Pursuant to the terms of the Merger Agreement and the Plan and Agreement of Merger, as of the Effective Time of the Holding Company Merger, each share of Company common stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger (other than such shares as to which dissenters' rights of appraisal have been perfected and not withdrawn) shall be converted into (i) cash in the amount of $0.79363 per share and (ii) 2.59736 Trustmark shares.

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank, bank holding company and thrifts securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has provided professional services and products to Company. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

In connection with this assignment, we reviewed (i) the Merger Agreement and the Plan and Agreement of Merger between Company and Trustmark; (ii) the most recent external auditor's reports to the Boards of Directors of each organization; (iii) the March 31, 1994 Balance Sheet and Income Statements for each organization and the audited December 31, 1993 Balance Sheet and Income Statements for each organization; (iv) the Rate Sensitivity Analysis reports for each organization; (v) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization; (x) the Minutes of the Board of Directors meetings of each organization; (xi) the most recent Board report for each organization; (xii) the listing and description of significant real properties for each organization; (xiii) material leases on real and personal property; (xiv) the directors and officers' liability and blanket bond insurance policies for each organization; and (xv) market conditions and current trading levels of outstanding equity securities of both organizations.

We have also had discussions with the management of Company and Trustmark regarding their respective financial results and have analyzed the most current financial data available on Company and Trustmark. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Company and Trustmark to discuss the foregoing information with them.

We have considered certain financial data of Company and Trustmark, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Company or Trustmark.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Company common shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Company and Trustmark, it is our opinion as of June 1, 1994 that the proposed transaction is fair and equitable to all Company common shareholders from a financial point of view.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                   Respectfully submitted,

                                   ALEX SHESHUNOFF & CO.
                                     INVESTMENT BANKING
                                   AUSTIN, TEXAS


                                   BY: /s/THOMAS R. MECREDY
                                       Thomas R. Mecredy
                                       Senior Vice President

TRM/prl

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Article VI, Section 2 of the bylaws of Trustmark Corporation, the corporation may indemnify or reimburse the expenses of any person against all reasonable expenses incurred in connection with any litigation or proceeding in which such person may have been involved because he is or was a director (including honorary or advisory directors) officer or employee of the corporation or of any other firm, corporation or organization which he served in any such capacity at the request of the corporation. Provided, such person shall have no right to indemnification or reimbursement in relation to any matters in which he is finally adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties; and, provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by any appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the corporation.

         In addition, pursuant to the Mississippi Business Corporation Act, directors and officers are entitled to indemnification in certain events as summarized below:


SECTION 79-4-8.50.  SUBARTICLE DEFINITIONS.

         In this subarticle:

                 (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

                 (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

                 (3)      "Expenses" include counsel fees.

                 (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

                 (5) "Official capacity" means: (i) when used with respect to a director, the office of director in a corporation; and
         (ii) when used with respect to an individual other than a director as contemplated in Section 79-4-8.56, the office in a corporation held by the officer or the employment or agency relationship undertaken by
         the employee or agent on behalf of the corporation.   "Official
         capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise.

                 (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

                 (7) "Proceeding" means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

         SECTION 79-4-8.51.  AUTHORITY TO INDEMNIFY.

         (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

                 (1)      He conducted himself in good faith; and

                 (2)      He reasonably believed:

                          (i) In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

                          (ii) In all other cases, that his conduct was at least not opposed to its best interests; and

                 (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interest of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

         (c) The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (d)     A corporation may not indemnify a director under this section:

                 (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                 (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

SECTION 79-4-8.52.        MANDATORY INDEMNIFICATION.

         Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

SECTION 79-4-8.53.        ADVANCE FOR EXPENSES.

         (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                 (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 79-4-8.51;

                 (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

                 (3) A determination is made that the facts then known to those making the determination would not preclude indemnification under this subarticle.

         (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

         (c) Determinations and authorizations of payments under this section shall be made in the manner specified in Section 79-4-8.55.

SECTION 79-4-8.54.        COURT ORDERED INDEMNIFICATION.

         Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

                 (1) The director is entitled to mandatory indemnification under Section 79-4-8.52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

                 (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 79-4-8.51 or was adjudged liable as described in Section 79-4-8.51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

SECTION 79-4-8.55.        DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

         (a) A corporation may not indemnify a director under Section 79-4-8.51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 79-4-8.51.

         (b)     The determination shall be made:

                 (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                 (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding;

                 (3)      By special legal counsel:

                          (i) Selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

                          (ii) If a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full board of directors (in which selection directors who are parties may participate); or

                 (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

SECTION 79-4-8.56.        INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS.

         Unless a corporation's articles of incorporation provide otherwise:

         (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under Section 79-4-8.52, and is entitled to apply for court-ordered indemnification under Section 79-4-8.54, in each case to the same extent as a director;

         (2) The corporation may indemnify and advance expenses under this subarticle to an officer, employee or agent of the corporation who is not a director to the same extent as to a director; and

         (3) A corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

SECTION 79-4-8.57.        INSURANCE.

         A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 79-4-8.51 or 79-4-8.52.

SECTION 79-4-8.58.        APPLICATION OF ARTICLE.

         (a) Unless the articles of incorporation or bylaws provide otherwise, any authorization of indemnification in the articles of incorporation or bylaws shall not be deemed to prevent the corporation from providing the indemnification permitted or mandated by this subarticle.

         (b) Any corporation shall have power to make any further indemnity, including advance of expenses, to and to enter contracts of indemnity with any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against his gross negligence or willful misconduct. Unless the articles of incorporation, or any such bylaws or resolution provide otherwise, any determination as to any further indemnity shall be made in accordance with subsection (b) of Section 79-4-8.55. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.

         (c) This subarticle does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

ITEM 21.(a)  EXHIBITS

Exhibit
- --------
No.              Description
- ---              -----------
2.               Merger Agreement                                          Exhibit 2

3.               Articles of Incorporation
                 of Trustmark Corporation                                      (1)

3.1              Amended Bylaws of Trustmark                              Exhibit 3.1

5.               Proposed Opinion of Brunini, Grantham,
                 Grower & Hewes                                            Exhibit 5

8.               Proposed Tax Opinion of Brunini, Grantham,
                 Grower & Hewes                                            Exhibit 8

10.              Material Contracts                                           (1)

13.              Annual Report to security holders                            (1)

13.2             Quarterly report to security holders                         (1)

16.              Letter re change in certifying
                        --
                 accountant                                                   (1)

22.              Subsidiaries of the registrant                               (1)

23.1             Consent of Arthur Andersen & Co.                         Exhibit 23.1

23.2             Consent of Deloitte & Touche                             Exhibit 23.2

23.3             Consent of Brunini, Grantham,
                 Grower & Hewes                                           Exhibit 23.3

23.4             Consent of Alex Sheshunoff & Co.                         Exhibit 23.4

99.1             Form of Notice of Special Meeting
                 and Proxy to be used in
                 connection with Special
                 Meeting of Shareholders of FNFC                          Exhibit 99.1

99.2             Form of Notice of Special Meeting
                 to be used in connection with
                 Special Meeting of Shareholders of
                 Trustmark National Bank                                  Exhibit 99.2

99.3             Annual Report on Form 10-K of First
                 National Financial Corporation for period
                 ended December 31, 1993                                      (1)

99.4             Quarterly Report on Form 10-Q of First
                 National Financial Corporation for period
                 ended March 31, 1994                                         (1)


(1)      Included in documents incorporated by reference.


ITEM 22(c).  EXHIBIT B TO PROXY STATEMENT-PROSPECTUS

ITEM 22. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on May 27, 1994.


                                         TRUSTMARK CORPORATION


                                         BY:/s/ FRANK R. DAY
                                         Frank R. Day, Its Chairman of the
                                         Board and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ DAVID R. CARTER                        5/27/94
___________________________________        _________________________
David R. Carter, Principal Financial       Date
and Accounting Officer of Trustmark
Corporation

/s/ FRANK R. DAY                           5/27/94
___________________________________        _________________________
Frank R. Day, Director                     Date

/s/ J. KELLY ALLGOOD                       5/27/94
___________________________________        _________________________
J. Kelly Allgood, Director                 Date

/s/ REUBEN V. ANDERSON                     5/27/94
___________________________________        _________________________
Reuben V. Anderson, Director               Date

/s/ JOHN L. BLACK, JR.                     5/27/94
___________________________________        _________________________
John L. Black, Jr., Director               Date

___________________________________        _________________________
Harry H. Bush, Director                    Date

___________________________________        _________________________
Robert P. Cooke, III, Director             Date

/s/ D. G. FOUNTAIN, JR.                    5/27/94
___________________________________        _________________________
D. G. Fountain, Jr., Director              Date

/s/ C. GERALD GARNETT                      5/27/94
___________________________________        _________________________
C. Gerald Garnett, Director                Date

/s/ W. F. GOODMAN, JR.                     5/27/94
___________________________________        _________________________
William F. Goodman, Jr., Director          Date


/s/ MATTHEW L. HOLLEMAN, III.              5/27/94
___________________________________        _________________________
Matthew L. Holleman, III, Director         Date

___________________________________        _________________________
Fred A. Jones, Director                    Date

/s/ T. H. KENDALL, III                     5/27/94
___________________________________        _________________________
T. H. Kendall, III, Director               Date

___________________________________        _________________________
Robert V. Massengill, Director             Date

/s/ DONALD E. MEINERS                      5/27/94
___________________________________        _________________________
Donald E. Meiners, Director                Date

/s/ WILLIAM NEVILLE, III                   5/27/94
___________________________________        _________________________
William Neville, III, Director             Date

/s/ GUS A. PRIMOS                          5/27/94
___________________________________        _________________________
Gus A. Primos, Director                    Date

/s/ BEN PUCKETT                            5/27/94
___________________________________        _________________________
Ben Puckett, Director                      Date

___________________________________        _________________________
Clyda S. Rent, Director                    Date

___________________________________        _________________________
William Thomas Shows, Director             Date

/s/ HARRY M. WALKER                        5/27/94
___________________________________        _________________________
Harry M. Walker, Director                  Date

___________________________________        _________________________
Paul H. Watson, Jr., Director              Date

___________________________________        _________________________
Allen Wood, Jr., Director                  Date

                               INDEX TO EXHIBITS


Exhibit
- --------
No.              Description
- ---              -----------
2.               Merger Agreement

3.               Articles of Incorporation
                 of Trustmark Corporation

3.1              Amended Bylaws of Trustmark

5.               Proposed Opinion of Brunini, Grantham,
                 Grower & Hewes

8.               Proposed Tax Opinion of Brunini, Grantham,
                 Grower & Hewes

10.              Material Contracts

13.              Annual Report to security holders

13.2             Quarterly report to security holders

16.              Letter re change in certifying
                        --
                 accountant

22.              Subsidiaries of the registrant

23.1             Consent of Arthur Andersen & Co.

23.2             Consent of Deloitte & Touche

23.3             Consent of Brunini, Grantham,
                 Grower & Hewes

23.4             Consent of Alex Sheshunoff & Co.

99.1             Form of Notice of Special Meeting
                 and Proxy to be used in
                 connection with Special
                 Meeting of Shareholders of FNFC

99.2             Form of Notice of Special Meeting
                 to be used in connection with
                 Special Meeting of Shareholders of
                 Trustmark National Bank

99.3             Annual Report on Form 10-K of First
                 National Financial Corporation for period ended December 31, 1993

99.4             Quarterly Report on Form 10-Q of First
                 National Financial Corporation for period ended March 31, 1994